Exhibit 99.1

LIVEPERSON, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

LivePerson, Inc.

New York, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of LivePerson, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Evaluation of Embedded Features in Second Lien Notes

As described in Notes 1 and 8 to the consolidated financial statements, on the Exchange Closing Date, the Company issued $115.0 million in aggregate principal amount of Second Lien Notes as part of the September 2025 Debt Exchange transaction.

The Company evaluates convertible debt instruments and related transactions at inception to determine if those contracts include embedded features that should be bifurcated as an embedded derivative.

The terms of the Second Lien Notes provide for redemption at the option of the Company or the Holder in certain circumstances.

No embedded features were bifurcated from the Second Lien Notes as the September 2025 Debt Exchange was accounted for as a troubled debt restructuring and the Company recognized a gain in connection with the issuance of the Second Lien Notes.

We identified the evaluation of whether the embedded redemption features included in the Second Lien Notes should be bifurcated as embedded derivatives as a critical audit matter. Determining whether the embedded features included in the Second Lien Notes should be bifurcated and accounted for separately as derivatives involved the use of significant judgment in the application of highly complex accounting standards. Auditing these elements involved especially complex auditor judgment due to the nature and extent of audit effort required to evaluate management’s application of complex accounting standards.

The primary procedures we performed to address this critical audit matter included:

●	Reading and analyzing the relevant agreements to identify relevant terms and conditions that affect whether the embedded redemption features in the Second Lien Notes should be bifurcated.

●	With the assistance of professionals in our firm having expertise in the relevant technical accounting, we evaluated the Company’s conclusions regarding whether the embedded features should be bifurcated and accounted for as derivatives under accounting principles generally accepted in the United States of America.

Impairment Testing of Goodwill

As described in Note 5 to the consolidated financial statements, the Company’s consolidated goodwill, net balance as of December 31, 2025 was $184.9 million. In connection with the annual impairment test completed as of October 1, 2025 and the interim impairment test performed at December 31, 2025, the Company determined the fair value of its reporting unit using both an income approach and a market approach. The fair value determination using an income approach requires management to make significant estimates and assumptions related to forecasts of future revenues, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and the discount rate. The discount rate used in the income approach model in connection with the interim impairment testing included a risk premium. As a result of the annual impairment test, no impairment was identified, as the fair value of the Company’s reporting unit exceeded its carrying value. As a result of the interim impairment test, the Company recorded a non-cash impairment charge of $41.6 million in the consolidated statements of operations during the year ended December 31, 2025, to recognize the impairment of goodwill in the Company’s one reporting unit.

We identified the annual impairment test and interim impairment test as critical audit matters. Determining the fair value of the reporting unit for the annual impairment test and interim impairment test using an income approach required significant judgment due to the subjectivity and uncertainty involved in making significant assumptions related to (i) forecasts of future revenues for certain years used in the annual impairment test and the (ii) discount rates used in both the annual and December 31, 2025 interim impairment tests. Auditing these elements involved especially challenging and subjective auditor judgment due to the nature and extent of audit effort required to address these matters, including the extent of specialized skills and knowledge needed.

The primary procedures we performed to address these critical audit matters included:

●	Evaluating the reasonableness of the assumptions regarding forecasts of future revenues for certain years used in the annual impairment test by evaluating the assumptions for consistency with: (i) historical results and recent experience, taking into account changes in conditions and events affecting the Company and (ii) the Company’s objectives and strategies and by recomputing forecasted revenue.

●	Testing the accuracy and completeness of expiring customer contracts on a sample basis by agreeing the information to the customer contracts used by management to determine the forecasts of future revenues for certain years used in the annual impairment test.

●	Utilizing personnel with specialized knowledge and skills in valuation to evaluate the reasonableness of the discount rates utilized in the income approach in connection with the annual impairment testing and interim impairment testing by (i) using certain market information to develop an expectation of the discount rate for comparison to management’s selected discount rate, and (ii) assessing the risk premium based on qualitative facts and circumstances.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2005.

New York, New York

March 13, 2026

LIVEPERSON, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$95,004	$183,237
Accounts receivable, net of allowances of $4,451 and $8,627 as of December 31, 2025 and 2024, respectively	27,014	28,737
Prepaid expenses and other current assets (Note 1)	15,100	19,250
Total current assets	137,118	231,224
Property and equipment, net (Note 6)	90,389	100,557
Contract acquisition costs, net (Note 2)	23,951	33,559
Intangible assets, net (Note 5)	13,409	15,070
Goodwill, net (Note 5)	184,902	222,554
Deferred tax assets, net (Note 14)	4,511	4,411
Other assets	387	403
Total assets	$454,667	$607,778
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,522	$15,378
Accrued expenses and other current liabilities (Note 7)	38,700	66,582
Deferred revenue (Note 2)	54,295	57,980
Current portion of long-term debt (Note 8)	20,052	—
Total current liabilities	122,569	139,940
Senior notes, net of current portion (Note 8)	371,732	527,070
Deferred tax liabilities (Note 14)	4,196	3,542
Other liabilities	665	4,542
Total liabilities	499,162	675,094
Commitments and contingencies (Notes 10 and 13)
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value - 5,000,000 shares authorized; none issued and outstanding as of both December 31, 2025 and 2024	—	—
Common stock, $0.001 par value - 20,000,000 and 13,333,333 shares authorized; 12,223,729 and 6,263,782 shares issued, and 12,039,325 and 6,079,378 shares outstanding as of December 31, 2025 and 2024, respectively	173	94
Treasury stock, at cost; 184,404 shares as of December 31, 2025 and 2024	(3)	(3)
Additional paid-in capital	1,021,076	936,047
Accumulated deficit	(1,058,494)	(991,261)
Accumulated other comprehensive loss	(7,247)	(12,193)
Total stockholders’ equity (deficit)	(44,495)	(67,316)
Total liabilities and stockholders’ equity (deficit)	$454,667	$607,778

See accompanying notes to consolidated financial statements.

LIVEPERSON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024	2023

Revenue	$243,742	$312,474	$401,983
Costs, expenses and other:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	69,392	77,395	116,060
Sales and marketing	75,800	97,337	122,574
General and administrative	44,441	79,761	91,166
Product development	54,706	79,784	103,863
Depreciation and amortization	22,732	42,272	54,753
Restructuring costs	11,667	11,139	22,664
Impairment of goodwill	41,595	60,551	11,895
Impairment of intangibles and other assets	2,108	46,872	7,974
Loss (gain) on divestiture	—	558	(17,591)
Total costs, expenses and other	322,441	495,669	513,358
Loss from operations	(78,699)	(183,195)	(111,375)
Other income, net:
Interest expense	(31,530)	(14,486)	(4,882)
Interest income	4,751	5,860	9,551
Gain on troubled debt restructuring	27,720	—	—
Gain on debt extinguishment	—	73,083	7,200
Other income (expense), net	13,977	(12,800)	3,234
Total other income, net	14,918	51,657	15,103
Loss before provision for income taxes	(63,781)	(131,538)	(96,272)
Provision for income taxes	3,452	2,735	4,163
Net loss	$(67,233)	$(134,273)	$(100,435)

Net loss per share of common stock:
Basic	$(8.57)	$(22.70)	$(19.17)
Diluted	$(12.39)	$(22.70)	$(19.17)
Weighted-average shares used to compute net loss per share:
Basic	7,843,700	5,914,344	5,239,552
Diluted	8,640,730	5,914,344	5,239,552

See accompanying notes to consolidated financial statements.

LIVEPERSON, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2025	2024	2023

Net loss	$(67,233)	$(134,273)	$(100,435)
Foreign currency translation adjustment	4,946	(3,709)	2,193
Total comprehensive loss	$(62,287)	$(137,982)	$(98,242)

See accompanying notes to consolidated financial statements.

LIVEPERSON, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

							Accumulated
					Additional		Other	Total
	Common Stock		Treasury Stock		Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	(Deficit)
Balance at December 31, 2022	5,223,399	$78	(184,404)	$(3)	$771,052	$(692,362)	$(10,677)	$68,088
Common stock issued upon exercise of stock options	4,449	—	—	—	175	—	—	175
Common stock issued upon vesting of restricted stock units	102,214	2	—	—	(2)	—	—	—
Stock-based compensation	—	—	—	—	35,483	—	—	35,483
Issuance of common stock in connection with acquisitions	686,492	10	—	—	38,418	—	—	38,428
Common stock issued under Employee Stock Purchase Plan (“ESPP”)	23,680	1	—	—	1,715	—	—	1,716
Activity related to divestiture	—	—	—	—	66,681	(64,191)	57	2,547
Net loss	—	—	—	—	—	(100,435)	—	(100,435)
Other comprehensive income	—	—	—	—	—	—	2,136	2,136
Balance at December 31, 2023	6,040,234	$91	(184,404)	$(3)	$913,522	$(856,988)	$(8,484)	$48,138
Common stock issued upon exercise of stock options	1	—	—	—	—	—	—	—
Common stock issued upon vesting of restricted stock units	201,232	3	—	—	(3)	—	—	—
Stock-based compensation	—	—	—	—	21,989	—	—	21,989
Common stock issued under ESPP	22,315	—	—	—	419	—	—	419
Other	—	—	—	—	120	—	—	120
Net loss	—	—	—	—	—	(134,273)	—	(134,273)
Other comprehensive loss	—	—	—	—	—	—	(3,709)	(3,709)
Balance at December 31, 2024	6,263,782	$94	(184,404)	$(3)	$936,047	$(991,261)	$(12,193)	$(67,316)
Common stock issued in connection with debt transaction	3,698,788	56	—	—	49,325	—	—	49,381
Conversion of preferred stock to common stock	1,547,840	15	—	—	20,648	—	—	20,663
Common stock issued upon vesting of restricted stock units	592,507	7	—	—	(7)	—	—	—
Stock-based compensation	—	—	—	—	14,105	—	—	14,105
Common stock issued under ESPP	120,812	1	—	—	958	—	—	959
Net loss	—	—	—	—	—	(67,233)	—	(67,233)
Other comprehensive income	—	—	—	—	—	—	4,946	4,946
Balance at December 31, 2025	12,223,729	$173	(184,404)	$(3)	$1,021,076	$(1,058,494)	$(7,247)	$(44,495)

 See accompanying notes to consolidated financial statements.

LIVEPERSON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2025	2024	2023

OPERATING ACTIVITIES:
Net loss	$(67,233)	$(134,273)	$(100,435)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	14,256	21,989	11,854
Depreciation and amortization	21,975	30,310	32,557
Reduction of operating lease right-of-use assets	17	4,059	—
Amortization of purchased intangible assets and finance leases	757	11,962	22,196
Amortization of debt issuance costs and accretion of debt discount	7,614	4,513	4,043
Impairment of goodwill	41,595	60,551	11,895
Impairment of intangibles and other assets	2,108	46,872	7,974
Change in fair value of Warrants	(13,202)	12,232	—
Change in fair value of contingent consideration	—	—	4,629
Gain on troubled debt restructuring	(42,429)	—	—
Gain on debt extinguishment	—	(73,083)	(7,200)
Non-cash interest expense	15,263	5,810	—
Allowance for credit losses	866	14,959	3,319
Loss (gain) on divestiture	—	558	(17,591)
Deferred income taxes	622	623	1,046
Equity loss in joint venture	—	—	2,264
Changes in operating assets and liabilities:
Accounts receivable	1,160	37,548	1,457
Prepaid expenses and other current assets	3,591	7,300	(3,411)
Contract acquisition costs	10,383	3,331	4,992
Other assets	34	652	1,361
Accounts payable, accrued expenses and other current liabilities	(19,823)	(44,518)	10,773
Deferred revenue	(4,315)	(23,058)	(3,169)
Operating lease liabilities	(14)	(4,868)	(523)
Other liabilities	(3,660)	1,401	(7,796)
Net cash used in operating activities	(30,435)	(15,130)	(19,765)
INVESTING ACTIVITIES:
Purchases of property and equipment, including capitalized internal-use software development costs	(12,088)	(25,142)	(28,657)
Proceeds from divestiture	—	—	13,819
Purchases of intangible assets	(1,639)	(3,074)	(4,004)
Net cash used in investing activities	(13,727)	(28,216)	(18,842)
FINANCING ACTIVITIES:
Payment on settlement of warrants	(1,297)	—	—
Payment in connection with troubled debt restructuring	(45,000)	—	—
Proceeds from issuance of 2029 convertible senior notes	—	100,000	—
Payment for repurchase of 2024 convertible senior notes	—	(72,492)	(149,702)
Payment for repurchase of 2026 convertible senior notes	—	(4,901)	—
Payment of debt issuance costs	—	(7,584)	—
Principal payments for finance leases	(26)	(401)	(3,330)
Proceeds from issuance of common stock in connection with the exercise of options and ESPP	820	350	1,890
Net cash (used in) provided by financing activities	(45,503)	14,972	(151,142)
Effect of foreign exchange rate changes on cash and cash equivalents	1,432	(1,314)	465
Net decrease in cash, cash equivalents, and restricted cash	(88,233)	(29,688)	(189,284)
Cash classified within current assets held for sale	—	—	10,011
Cash, cash equivalents, and restricted cash - beginning of year	183,237	212,925	392,198
Cash, cash equivalents, and restricted cash - end of year	$95,004	$183,237	$212,925

Reconciliation of cash, cash equivalents, and restricted cash to consolidated balance sheets:
Cash and cash equivalents	$95,004	$183,237	$210,782
Restricted cash	—	—	2,143
Total cash, cash equivalents, and restricted cash	$95,004	$183,237	$212,925

Supplemental disclosure of other cash flow information:
Cash paid for income taxes, net	$1,207	$1,886	$1,858
Cash paid for interest	9,220	3,710	1,235

Supplemental disclosure of non-cash investing and financing activities:
Issuance of Second Lien Notes due 2029 in connection with troubled debt restructuring	$115,000	$—	$—
Issuance of preferred stock in connection with troubled debt restructuring	20,664	—	—
Issuance of common stock in connection with troubled debt restructuring	49,380	—	—
Purchase of property and equipment and intangible assets in accounts payable	264	1,093	2,088
Right-of-use assets obtained in exchange for operating lease liabilities	—	100	5,198
Right-of-use assets obtained in exchange for finance lease liabilities	—	—	3,693

See accompanying notes to consolidated financial statements.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

LivePerson, Inc. (the “Company”) is a leader in digital customer conversation. Since 1998, LivePerson has enabled meaningful connections between consumers and its customers through digital and artificial intelligence (“AI”)-powered conversations. Our customers’ existing investments in Generative AI and Large Language Models (“LLMs”) are fully compatible with LivePerson’s enterprise-class digital customer conversation platform (the “LivePerson Platform”).

The LivePerson Platform powers conversations across each of a brand’s primary digital channels, including mobile apps, mobile and desktop web browsers, short messaging service, social media and third-party consumer messaging platforms. Brands can also use the LivePerson Platform to connect conversations across voice and digital channels to give customers additional options and ensure their interactions with brands are integrated no matter where they choose to reach out.

The LivePerson Platform enables what the Company calls “the tango” of humans, LivePerson bots, third-party bots and LLMs, in which humans oversee and are assisted by AI and can seamlessly step into conversations as needed. Agents become highly efficient, as they are able to leverage the AI engine (including generative AI capabilities) to surface relevant content, define next-best actions and take over repetitive transactional work so that the agent can focus on relationship building. By integrating customer engagement channels, LivePerson’s proprietary AI, and third-party bots and AI, the LivePerson Platform offers brands a comprehensive approach to scaling automations across customer conversations.

Basis of Presentation

In October 2025, the Company effected a 1-for-15 reverse stock split (the “Reverse Stock Split”) of its issued common stock. As a result, every 15 shares of its issued common stock were combined into one share of common stock. No fractional shares of the Company’s common stock were issued as a result of the Reverse Stock Split. Each stockholder who would otherwise have been entitled to receive a fractional share as a result of the Reverse Stock Split received a cash payment equal to the product obtained by multiplying the number of shares of common stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest by the closing price per share of the common stock as reported on the Nasdaq Global Select Market on October 10, 2025. As a result of the Reverse Stock Split, proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise of, or notional shares underlying, all outstanding warrants to purchase shares of the Company’s common stock. In addition, the number of authorized shares of common stock was proportionately reduced. Proportionate adjustments were also made to (i) the number of shares of common stock available for issuance under the Company’s equity plans, (ii) the number of shares underlying, and the exercise prices of, outstanding equity awards, as applicable, that have been previously granted under such equity plans or other arrangements, (iii) the number of shares or notional shares underlying, and the exercise prices of, the Company’s outstanding warrants, (iv) the number of shares or notional shares underlying, and the conversion prices of, the Company’s outstanding convertible notes and (v) the number of rights outstanding pursuant to the Company’s Tax Benefits Preservation Plan, in each case in accordance with their respective terms. The Reverse Stock Split did not affect the par value of the common stock or the number of shares of preferred stock that the Company is authorized to issue under its certificate of incorporation. These notes to the consolidated financial statements and the accompanying consolidated financial statements give retroactive effect to the Reverse Stock Split for all periods presented.

Principles of Consolidation

The consolidated financial statements reflect the operations of LivePerson and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications had no effect on previously reported net loss or equity.

Related Parties

Related parties include entities related to the Company’s directors or main stockholders as well as, in the past, equity method affiliates. During the year ended December 31, 2023, the Company provided services to Claire Holdings, Inc. (“Claire”), an equity method affiliate, in exchange for fees through certain commercial arrangements. These arrangements facilitated Claire’s build out and operations.

In connection with the joint venture agreement relating to the formation of Claire, the Company entered into commercial agreements with Claire, under which the Company agreed to provide custom software development and managed services in exchange for fees governed by the terms and conditions set forth therein. In accordance with guidance under ASC 606, Claire was considered a customer of the Company. No services were provided to Claire for the years ended December 31, 2025 or 2024, compared to revenues of $3.8 million for the year ended December 31, 2023.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. On a regular basis, management evaluates these estimates and assumptions.

Items subject to such estimates and assumptions include, but are not limited to:

●	stock-based compensation expense;

●	allowance for credit losses;

●	the period of benefit for deferred contract acquisition costs;

●	valuation of goodwill;

●	valuation and useful lives of long-lived assets;

●	valuation of the cash-settled and share-settled warrants (together, “Warrants”);

●	valuation of features embedded in the 2029 Notes (as defined below);

●	income taxes; and

●	recognition, measurement, and disclosure of contingent liabilities.

As of the date of issuance of the financial statements, the Company is not aware of any material specific events or circumstances that would require it to update its estimates, judgments, or to revise the carrying values of its assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and are recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the Company’s consolidated financial statements.

Foreign Currency Translation

The Company’s operations are conducted in various countries around the world and the financial statements of its foreign subsidiaries are reported in the applicable foreign currencies (functional currencies). Financial information is translated from the applicable functional currency to the United States of America (“U.S.”) dollar (the reporting currency) for inclusion in the Company’s consolidated financial statements. Income, expenses, and cash flows are translated at weighted average exchange rates prevailing during the fiscal period, and assets and liabilities are translated at fiscal period-end exchange rates. Resulting translation adjustments are included as a component of accumulated other comprehensive loss in stockholders’ equity (deficit). Foreign exchange transaction gains or losses are included in Other income (expense), net in the accompanying consolidated statements of operations, and were not material for the years ended December 31, 2025, 2024 and 2023.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash equivalents, which primarily consist of money market funds, are recorded at cost, which approximates fair value. Restricted cash primarily related to funds held in connection with the divestiture of Kasamba. Risks associated with cash and cash equivalents are mitigated by banking with creditworthy institutions. Such balances with any one institution may, at times, be in excess of federally insured amounts.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prepaid Expenses and Other Current Assets

The following table presents the detail of prepaid expenses and other current assets as of the dates presented:

	December 31,
	2025	2024
	(In thousands)
Prepaid software maintenance	$8,788	$9,868
VAT receivable	3,279	2,452
Other prepaid expenses	1,550	2,910
Other current assets	1,483	4,020
Total prepaid expenses and other current assets	$15,100	$19,250

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. The Company evaluates goodwill for impairment on an annual basis on October 1, and more frequently whenever events or substantive changes in circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value in accordance with ASC 820, Fair Value Measurement. In performing the goodwill impairment test, the Company first assesses qualitative factors to determine the existence of impairment. If the qualitative factors indicate that the carrying value of a reporting unit more likely than not exceeds its fair value, the Company proceeds to a quantitative test to measure the existence and amount, if any, of goodwill impairment. The Company may also choose to bypass the qualitative assessment and proceed directly to the quantitative test. In performing the quantitative test, impairment loss is recorded to the extent that the carrying value of the reporting unit exceeds its assessed fair value.

In connection with the annual impairment test performed as of October 1, 2025 and the interim test performed as of December 31, 2025 using the quantitative “Step 1” assessment, the Company determined the fair value of its reporting unit, using both an income approach and a market approach. The income approach uses a discounted cash flow model that reflects our assumptions regarding revenue growth rates, operating margins, risk-adjusted discount rate, economic and market trends and other expectations about the anticipated operating results of the reporting unit. Under the market approach, we estimate the fair value based on market multiples of revenues derived from comparable publicly traded companies with operating characteristics similar to the reporting unit. See Note 5 – Goodwill and Intangible Assets, Net for additional information.

Long-lived Assets

Intangible assets

Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with ASC 360-10-35, Accounting for Impairment or Disposal of Long-Lived Assets. The Company’s capitalized patents are stated at cost, which approximates fair value at inception, and are amortized on a straight-line basis over their estimated economic lives, which is approximately 11 years on a weighted average basis. See Note 5 – Goodwill and Intangible Assets, Net for additional information.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. The Company reviews the estimated useful lives of its property and equipment on an annual basis.

Internal-Use Software Development Costs

The Company capitalizes its costs to develop its internal-use software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. These costs are included in Property and equipment in the Company’s consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life of the related asset, which approximates five years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Management evaluates the useful lives of these assets and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. See Note 6 – Property and Equipment, Net for additional information.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-lived assets, such as property and equipment including internal-use software development costs, right of use assets and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized at the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of would be separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated.

Senior Notes and Warrants

Second Lien Senior Subordinated Secured Notes due 2029

The Company issued Second Lien Notes as part of the troubled debt restructuring in 2025. They are accounted for as a liability and a troubled debt restructuring gain was recorded in other income (expense), net. The Company paid third party fees in connection with the transaction, which reduced the gain recorded.

Convertible Notes

The Company accounts for convertible debt and related transactions in accordance with ASC 470, Debt, ASC 815, Derivatives and Hedging, and ASC 480, Distinguishing Liabilities from Equity. The Company evaluates convertible debt instruments and related transactions at inception to determine if those contracts include embedded features that should be bifurcated as an embedded derivative.

The First Lien Convertible Senior Notes due 2029 (the “2029 Notes”) issued during 2024 were accounted for as a liability. The transaction was accounted for as a debt extinguishment and a gain on extinguishment was recorded. The Company paid third party fees in connection with the transaction, which were capitalized as debt issuance costs. Unamortized debt issuance costs incurred in connection with securing the Company’s financing arrangements are presented in the consolidated balance sheets as a direct deduction from the carrying amount of the outstanding borrowings, consistent with debt discounts. All deferred financing costs are amortized to interest expense. The 2029 Notes include certain embedded features requiring bifurcation. The Company estimates the fair value of these features on a quarterly basis by assessing the likelihood of triggering events. The features do not have material values as of December 31, 2025 and 2024, but they may have value in the future, should the estimates change, with any change in fair value recorded in the Company’s consolidated statements of operations.

Warrants

The Company accounts for warrants as either stock-settled or cash-settled instruments based on an assessment of the specific terms of the warrants and applicable authoritative guidance in Financial Accounting Standards Board ASC 480, Distinguishing Liabilities from Equity and ASC 815-40, Contracts in Entity’s Own Equity. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815-40, including whether the warrants are indexed to the Company’s own stock and whether the events where holders of the warrants could potentially require net cash settlement are within the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance. Warrants that meet all of the criteria for equity classification are recorded as a component of additional paid-in capital at the time of issuance and are not remeasured. Warrants that do not meet the required criteria for equity classification are classified as liabilities. The Company adjusts such warrants to fair value at each reporting period until the warrants are exercised or expire.

The Warrants issued by the Company are classified as current liabilities in the consolidated balance sheets and recorded at their fair value. Changes in fair value are recorded in the Company’s consolidated statements of operations.

See Note 8 – Senior Notes, Capped Call Transactions, Warrants and Preferred Stock and Note 9 – Fair Value Measurements for additional information.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Divestitures

The Company classifies long-lived assets and liabilities to be disposed of as held for sale in the period in which they are available for immediate sale in their present condition and the sale is probable and expected to be completed within one year. The Company initially measures assets and liabilities held for sale at the lower of their carrying value or fair value less costs to sell. When the divestiture represents a strategic shift that has (or will have) a major effect on the Company’s operations and financial results, the disposal is presented as a discontinued operation.

Fiscal 2024 Divestiture

In the second quarter of 2024, the Company completed the sale to a third party of 100% of the equity in its WildHealth reporting unit (“WildHealth”), which was created by the acquisition of WildHealth, Inc. in 2022. Pursuant to ASC Subtopic 205-20, Presentation of Financial Statements - Discontinued Operations, the divestiture did not meet the criteria for presentation as a discontinued operation. WildHealth was part of the Business segment and was a separate reporting unit. The transaction resulted in a loss of $0.6 million which was recognized and presented separately in Loss (gain) on divestiture on the Company’s consolidated statements of operations for the year ended December 31, 2024. Subsequent to the closing, the Company does not have ongoing involvement or arrangements with WildHealth.

Fiscal 2023 Divestiture

In the first quarter of 2023, the Company completed the sale of Kasamba, Inc. and Kasamba LTD (together, “Kasamba”) to Ingenio, LLC, for $16.9 million which was received in cash upon closing; and $2.6 million deferred payment to be received within a year of the close transaction date. Cash of $2.0 million was classified as Cash and cash equivalents on the consolidated balance sheet as of December 31, 2024 and was released in June 2024. The transaction resulted in a gain of $17.6 million, which was presented separately in Loss (gain) on divestiture on the Company’s consolidated statements of operations during the year ended December 31, 2023. During the year ended December 31, 2024, the Company recognized $1.8 million of post-closing adjustments pertaining to the final agreement amount which is recorded in General and administrative expenses in the consolidated statements of operations.

Advertising

The Company expenses the cost of advertising and promoting its services as incurred in Sales and marketing expense on the consolidated statements of operations. Such costs totaled $1.8 million, $5.1 million, and $10.9 million for the years ended December 31, 2025, 2024, and 2023, respectively.

Research and Development

Research and development (“R&D”) costs are expensed when incurred, except for certain internal-use software development costs, which may be capitalized as noted above. R&D expenses consist primarily of personnel and related headcount costs, costs of professional services associated with the ongoing development of the Company’s technology, and allocated overhead, and are included in Product development in the consolidated statements of operations.

Stock-Based Compensation

Compensation related to stock-based awards to employees and directors is measured and recognized in the Company’s consolidated statements of operations based on the fair value of the awards granted. The Company estimates the fair value of its stock options using the Black Scholes option pricing model. The stock-based compensation expense relating to stock options is recognized on a straight-line basis over the period during which the employee or director is required to provide service in exchange for the award, usually the vesting period, which is generally one to four years.

Restricted stock units (“RSUs”) are generally subject to a service-based vesting condition over one to four years. The valuation of these RSUs is based solely on the Company’s stock price on the date of grant, and the corresponding compensation expense is amortized on a straight-line basis.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Performance-Vesting Restricted Stock Units (“PRSUs”) granted are generally subject to both a service-based vesting condition and a performance-based vesting condition. PRSUs will vest upon the achievement of specified performance targets and subject to continued service through the applicable vesting dates. The associated compensation cost is recognized over the requisite service period when it is probable that the performance condition will be satisfied.

In accordance with ASC 718-10, Compensation - Stock Compensation, the Company measures stock-based awards at fair value and recognizes compensation expense for all stock-based payment awards made to its employees and directors, including employee stock options. See Note 11 – Stockholders’ Equity for additional information.

Leases

The Company has non-cancelable operating and finance leases for its corporate offices and other service agreements. Its leases have remaining lease terms of approximately 1 year, some of which include options to extend. The Company uses the non-cancelable lease term when recognizing the right-of-use (“ROU”) assets and lease liabilities, unless it is reasonably certain that a renewal or termination option will be exercised.

Lease costs were $9.4 million, $10.6 million and $15.3 million for the years ended December 31, 2025, 2024 and 2023, respectively. Weighted average remaining lease terms for operating leases were 1.1 years and 0.3 years as of December 31, 2025 and 2024, respectively, and for finance leases were 0.0 years and 0.8 years as of December 31, 2025 and 2024, respectively. The weighted average discount rates were 7% for operating and finance leases as of both December 31, 2025 and 2024.

Operating and finance ROU assets, and operating and finance lease liabilities were not material as of December 31, 2025 and 2024, and future minimum lease payments under non-cancelable operating and finance leases are not material.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. In evaluating the Company’s ability to recover its deferred tax assets in the jurisdiction from which they arise, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. The Company includes interest accrued on the underpayment of income taxes and certain interest expense and penalties, if any, related to unrecognized tax benefits as a component of the income tax provision. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Comprehensive Loss

In accordance with ASC 220, Comprehensive Income, the Company reports by major components and as a single total, the change in its net assets during the period from non-owner sources. Comprehensive loss consists of net loss and accumulated other comprehensive loss, which includes certain changes in equity that are excluded from net loss. The Company’s comprehensive loss for all periods presented is related to the effect of foreign currency translation.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. The Company adopted this guidance in the fourth quarter of 2025 on a prospective basis, with disclosures related to the current year presented in accordance with the new standard. Adoption of the guidance did not have a material impact on the Company’s consolidated financial statements; however the disclosures in Note 14 - Income Taxes have been expanded.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Issued Accounting Pronouncements

In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which seeks to make incremental improvements to GAAP on a broad range of topics arising from technical corrections, unintended application of guidance, clarifications and other minor improvements. The guidance is effective for interim reporting periods within annual reporting periods beginning after December 15, 2026, with early adoption permitted, and can be applied on an issue-by-issue basis, prospectively or retrospectively. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270) - Narrow-Scope Improvements which improves the navigability of the required interim disclosures and clarifies when that guidance is applicable. The guidance is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted, and can be applied prospectively or retrospectively. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which removes all references to project stages related to internal-use software development. An entity is required to start capitalizing software costs when both of the following occur: (1) management has authorized and committed to funding the software project and (2) it is probable that the project will be completed and the software will be used to perform the function intended. The guidance is effective for annual periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments - Credit Losses (Top 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets, which provides all entities with a practical expedient when estimating expected credit losses for current accounts receivable and current contract assets arising from certain transactions. In developing reasonable and supportable forecasts as part of estimating expected credit losses, all entities may elect a practical expedient that assumes that current conditions as of the balance sheet date do not change for the remaining life of the asset. The guidance is effective for annual periods beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-04, Debt - Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which seeks to clarify the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The amendments in this update are effective for annual periods beginning after December 15, 2025, and early adoption is permitted. ASU 2024-04 can be applied prospectively or retrospectively. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40), which seeks to expand disclosures about a public entity’s expenses, including more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, sales and marketing, general and administrative, and research and development). The amendments in this update are effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. ASU 2024-03 should be applied retrospectively. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

Note 2. Revenue Recognition

The Company’s revenue is generated from hosted service revenues, including platform access, usage and related professional services. Revenues are recognized when control of these services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company determines revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;

●	identification of the performance obligations in the contract;

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when, or as, the Company satisfies a performance obligation.

Total revenue of $243.7 million, $312.5 million, and $402.0 million was recognized during the years ended December 31, 2025, 2024, and 2023, respectively. No single customer accounted for 10% or more of total revenue for the years ended December 31, 2025, 2024 and 2023.

None of the Company’s contracts contain a significant financing component.

Hosted Services Revenue

Hosted services revenue is reported at the amount that reflects the ultimate consideration expected to be received and primarily consists of fees that provide customers access to the LivePerson Platform, the Company’s enterprise-class digital customer conversation platform. The Company has determined such access represents a stand-ready service provided continually throughout the contract term. As such, control and satisfaction of this stand-ready performance obligation is deemed to occur over time. The Company recognizes this revenue over time on a ratable basis over the contract term, beginning on the date that access to the LivePerson Platform is made available to the customer. The passage of time is deemed to be the most faithful depiction of the transfer of control of the services as the customer simultaneously receives and consumes the benefit provided by the Company’s performance. Subscription contracts are generally one year or longer in length, billed monthly, quarterly or annually in advance.

Professional Services Revenue

Professional Services revenue is reported at the amount that reflects the ultimate consideration the Company expects to receive in exchange for such services. The Company’s professional services revenue consists of fees that provide customers with product support and updates during the term of the arrangement, which is typically one year or longer in length, billed monthly, quarterly, or annually in advance. Revenue is generally recognized ratably over the contract term. Professional services revenue also includes custom support services, which differ from standard product support. The professional services revenues are recognized as the services are completed.

Disaggregated Revenue

The following table presents the Company’s revenues disaggregated by revenue source:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Revenue:
Hosted services (1)	$207,603	$261,682	$332,971
Professional services	36,139	50,792	69,012
Total revenue	$243,742	$312,474	$401,983

(1)	On March 20, 2023, the Company completed the sale of Kasamba and therefore ceased recognizing revenue related to Kasamba effective on the transaction close date. This sale eliminated the entire Consumer segment, as a result of which revenue is presented within a single consolidated segment. Hosted services included $7.1 million for the year ended December 31, 2023 relating to Kasamba.

Remaining Performance Obligation

As of December 31, 2025, the aggregate amount of the transaction price allocated to remaining performance obligations was $175.6 million. Approximately 98% of the Company’s remaining performance obligations are expected to be recognized during the next 24 months, with the balance recognized thereafter. The disclosed amount represents contracted revenue that has not yet been recognized and does not include contract amounts that are cancelable by the customer, amounts associated with optional renewal periods, and amounts related to performance obligations that are billed and recognized as performed.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contracts with Multiple Performance Obligations

Most of the Company’s contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis. Judgment is required to determine the SSP for each distinct performance obligation. The Company determines SSP based on observable prices at which the performance obligations are sold separately. When not directly observable, SSP is estimated using an adjusted market assessment approach, which considers market conditions and other entity-specific factors.

Revenue by Geographic Location

The Company is domiciled in the United States and has international operations around the globe. The following table presents the Company’s revenues attributable to operations by region for the periods presented:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Americas (1)	$134,431	$219,288	$286,924
EMEA (2)	70,068	57,698	62,613
APAC (3)	39,243	35,488	52,446
Total revenue	$243,742	$312,474	$401,983

(1)	United States, Canada, Latin America and South America (“Americas”).
(2)	Europe, the Middle East and Africa (“EMEA”).
(3)	Asia-Pacific (“APAC”).

Information about Contract Balances

The Company defers all incremental commission costs incurred to obtain the contract. These contract acquisition costs, which are comprised of sales commissions, have balances at December 31, 2025 and 2024 of $24.0 million and $33.6 million, respectively. The Company amortizes these costs over the related period of benefit using the customer expected life that the Company determined to be four years, which is consistent with the transfer to the customer of the services to which the asset relates. Commissions earned for renewal contracts are amortized over the contractual term of the renewals. The Company classifies contract acquisition costs as long-term.

The deferred revenue balance consists of services, which have been invoiced upfront, and are recognized as revenue only when the revenue recognition criteria are met.

In some arrangements, the Company allows customers to pay for access to the LivePerson Platform over the term of the software subscription. Amounts recognized as revenue in excess of amounts billed are recorded as unbilled receivables. Unbilled receivables, anticipated to be invoiced in the next twelve months, are included in Accounts receivable, net of allowances for credit losses on the consolidated balance sheets.

The Company recognized revenue of $57.9 million, $81.4 million and $86.8 million for the fiscal years ended December 31, 2025, 2024 and 2023, respectively, which was included in the corresponding deferred revenue balance at the beginning of the year.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s long-term deferred revenues are included in Other liabilities on the consolidated balance sheets. The opening and closing balances of the Company’s contract acquisition costs, net, and deferred revenues are as follows:

	Contract Acquisition Costs (Non-current)	Deferred Revenue (Current)	Deferred Revenue (Non-current)
	(In thousands)
Balance as of December 31, 2023	$37,354	$81,858	$183
(Decrease) increase, net	(3,795)	(23,878)	140
Balance as of December 31, 2024	$33,559	$57,980	$323
Decrease, net	(9,608)	(3,685)	(233)
Balance as of December 31, 2025	$23,951	$54,295	$90

The changes in deferred revenue during both periods presented were primarily driven by changes in customer renewal patterns and contract structures, including the timing of renewals and shifts in service commitments. Amortization expense in connection with contract acquisition cost was $17.3 million, $18.3 million and $27.6 million for the years ended December 31, 2025, 2024 and 2023, respectively, and was included in Sales and marketing expense in the consolidated statements of operations.

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for credit losses is the Company’s best estimate of the amount of expected credit losses in the Company’s existing accounts receivable, based on both specific and general reserves. The Company maintains general reserves on a collective basis by considering factors such as historical experience, creditworthiness, the age of the trade receivable balances, and current economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers. The activity in the allowance for credit losses as of the dates presented is as follows:

	December 31,
	2025	2024	2023
	(In thousands)
Balance, beginning of year	$8,627	$9,290	$9,239
Additions charged to costs and expenses	866	14,959	3,319
Deductions/write-offs	(5,042)	(15,622)	(3,268)
Balance, end of year	$4,451	$8,627	$9,290

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

Diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For diluted net loss per share, the numerator is decreased to reverse the gain on troubled debt restructuring associated with the exchange transaction of the 0% Convertible Senior Notes due 2026 (the “2026 Notes”) and the denominator is increased to include the number of the shares issuable upon the conversion of the 2026 Notes. For purposes of this calculation, stock options, restricted stock units, 0.750% Convertible Senior Notes due 2024 (the “2024 Notes”), and 0% Convertible Senior Notes due 2026 (the “2026 Notes”) are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share when including them has an anti-dilutive effect.

The share-settled warrants and cash-settled warrants are not participating securities. As the average market price of the Company’s common stock over the year ended December 31, 2025 exceeds the warrants’ exercise price, the share-settled warrants are included in diluted EPS. For diluted net loss per share, the numerator is adjusted for any changes in fair value and the denominator is increased to include the number of potential exercise of warrants. The cash-settled warrants are not included in the calculation of diluted EPS due to the cash-settlement requirement.

The Company uses the treasury stock method for stock options, restricted stock units, and share-settled warrants, and uses the if-converted method for convertible debt. As the average market price of the Company’s common stock is below the conversion price of the Company’s 2024 Notes, the impact of conversion is anti-dilutive. See Note 8 – Senior Notes, Capped Call Transactions, Warrants and Preferred Stock for additional information about the 2024 Notes, 2026 Notes, 2029 Notes, and Second Lien Senior Subordinated Secured Notes due 2029 (the “Second Lien Notes”) and together with the 2024 Notes, the 2026 Notes, and the 2029 Notes, the “Notes”).

Reconciliation of shares used in calculating basic and diluted net loss per share for the years ended December 31, 2025, 2024, and 2023, were as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands, except number of shares and per share amounts)
Numerator:
Net loss	$(67,233)	$(134,273)	$(100,435)
Gain on troubled debt restructuring, net of amortization	(26,670)	—	—
Gain on change in fair value of share-settled warrants	(13,184)	—	—
Net loss available to shareholders for diluted net loss per share	$(107,087)	$(134,273)	$(100,435)

Denominator:
Weighted average number of shares outstanding used to compute basic net loss per share	7,843,700	5,914,344	5,239,552
Conversion option of the 2026 Notes	228,932	—	—
Impact of potential exercise of warrants	568,098	—	—
Weighted average number of shares outstanding used to compute diluted net loss per share	8,640,730	5,914,344	5,239,552

Net loss per share, basic	$(8.57)	$(22.70)	$(19.17)
Net loss per share, diluted	$(12.39)	$(22.70)	$(19.17)

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The securities listed below were excluded from the computation of diluted net loss per share for all periods presented, as their effect would have been anti-dilutive:

	Year Ended December 31,
	2025	2024	2023
Shares subject to outstanding common stock options and ESPP	186,369	180,824	212,422
Restricted stock units	819,875	834,792	337,603
Convertible preferred stock	110,257	—	—
Conversion option of the 2024 Notes	—	20,245	125,257
Conversion option of the 2026 Notes	—	378,773	458,619
Share-settled warrants	—	705,412	—
Total	1,116,501	2,120,046	1,133,901

Note 4. Segment Information

The Company accounts for its segment information in accordance with the provisions of ASC 280-10, Segment Reporting. ASC 280-10 establishes annual and interim reporting standards for operating segments of a company. ASC 280-10 requires disclosures of selected segment-related financial information about products, major customers, and geographic areas based on the Company’s internal accounting methods. The chief operating decision maker (“CODM”), who is the Company’s Chief Executive Officer, evaluates performance, makes operating decisions, and allocates resources based on the financial information presented on a consolidated basis using net loss. Expenses are reviewed by the nature of the cost (Cost of revenue, Sales and marketing, General and administrative and Product development), consistent with the Company’s presentation on its consolidated statements of operations. There are no segment managers who are held accountable by the CODM, or anyone else, for operations, operating results and planning for levels or components below the consolidated unit level. Accordingly, management has determined that the Company operates as one operating and reportable segment. The Company identifies net loss as its required measure of segment operating profit or loss. Significant expenses within loss from operations, as well as within net loss are separately presented on the Company’s consolidated statements of operations. Other segment items within net loss include Interest expense, Interest income, Gain on troubled debt restructuring, Gain on debt extinguishment, Other income (expense), net, and Provision for income taxes.

Geographic Information

The following table presents the Company’s long-lived assets by geographic region as of the dates set forth below:

	December 31,
	2025	2024
	(In thousands)
United States	$266,695	$316,975
Germany	26,147	29,925
Australia	9,721	10,830
Netherlands	4,678	5,036
Other (1)	10,308	13,788
Total long-lived assets	$317,549	$376,554

(1)	Israel, United Kingdom, Japan, France, Italy, Spain, Canada, and Singapore.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Goodwill and Intangible Assets, Net

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. The Company evaluates goodwill for impairment on an annual basis, and more frequently whenever events or substantive changes in circumstances indicate that it is more likely than not that the carrying value of a reporting unit exceeds its fair value. Assumptions used in an impairment test require significant judgment, therefore, they are subject to change based on facts and circumstances present at each date goodwill is evaluated for impairment.

In connection with the annual impairment test completed as of October 1, 2025, using the quantitative “Step 1” assessment, the Company determined the fair value of its reporting unit using both an income approach and a market approach. The Company applied an equal weighting to the value conclusions resulting from the two employed approaches, because there was sufficient information to estimate the fair value of the reporting unit under both methods. The estimated fair value of the reporting unit is a Level 3 measure in the fair value hierarchy. The fair value determination using an income approach requires management to make significant estimates and assumptions related to forecasts of future revenues, earnings before interest, taxes, depreciation, and amortization (EBITDA) and the discount rate. The Company’s projections were used as a key input into the annual goodwill impairment test performed. The discount rate used in the income approach model was 12.5%. The fair value determination using a market approach requires management to make significant assumptions related to marketplace multiples from within a peer public company group. As a result of the October 1, 2025 impairment test, no impairment was identified, as the fair value of the Company’s reporting unit exceeded its carrying value.

During the fourth quarter of 2025, the Company performed its quarterly triggering event assessment and concluded that a triggering event was present due to the decrease in the stock price. As a result, the Company performed an interim impairment test as of December 31, 2025 using the quantitative “Step 1” assessment. The Company determined the fair value of its reporting unit using both an income approach and a market approach. The Company applied an equal weighting to the value conclusions resulting from the two employed approaches, because there was sufficient information to estimate the fair value of the reporting unit under both methods. The estimated fair value of the reporting unit is a Level 3 measure in the fair value hierarchy. The fair value determination using an income approach requires management to make significant estimates and assumptions related to forecasts of future revenues, EBITDA and the discount rate. The Company’s projections were used as a key input into the goodwill impairment test performed. The discount rate used in the income approach model was 13.5%, which included a 1% risk premium. The fair value determination using a market approach requires management to make significant assumptions related to marketplace multiples from within a peer public company group. As a result of this impairment test, the Company recorded a non-cash impairment charge of $41.6 million in the consolidated statements of operations during the year ended December 31, 2025, to recognize the impairment of goodwill in the Company’s one reporting unit.

If, in future periods, the financial performance of the reporting unit does not meet expectations, or a prolonged decline occurs in the market place of our common stock, it may cause a material change in the results of the impairment assessment and result in future impairment to goodwill.

The changes in the carrying amount of goodwill for the years ended December 31, 2025 and 2024 are as follows:

Goodwill, net
(In thousands)
Balance as of December 31, 2023 (1)	$285,631
Goodwill impairment	(60,551)
Foreign exchange adjustment	(2,526)
Balance as of December 31, 2024 (1)	222,554
Goodwill impairment	(41,595)
Foreign exchange adjustment	3,943
Balance as of December 31, 2025 (1)	$184,902

(1)	The accumulated impairment balance was $11.9 million, $72.4 million and $114.0 million as of December 31, 2023, 2024 and 2025, respectively.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the annual impairment test completed on October 1, 2024, using the quantitative “Step 1” assessment, the Company determined the fair value of its reporting unit using both an income approach and a market approach. The Company applied an equal weighting to the value conclusions resulting from the two employed approaches, because there was sufficient information to estimate the fair value of the reporting unit under both methods. The estimated fair value of the reporting unit is a Level 3 measure in the fair value hierarchy. The fair value determination using an income approach requires management to make significant estimates and assumptions related to forecasts of future revenues, EBITDA and the discount rate. The discount rate used in the income approach model was 13%. The fair value determination using a market approach requires management to make significant assumptions related to marketplace multiples from within a peer public company group. In connection with the Company’s annual budget process in the fourth quarter of 2024, management completed a comprehensive review of the Company’s operations, which resulted in reduced estimated future cash flows. The revised projections were used as a key input into the annual goodwill impairment test performed in the fourth quarter of 2024. As a result, the Company recorded a non-cash impairment charge of $56.9 million in the consolidated statements of operations during the year ended December 31, 2024, to recognize the impairment of goodwill in the Company’s one reporting unit.

In addition, during the first quarter of 2024, the Company recorded a non-cash impairment charge of $3.6 million in the consolidated statements of operations, to recognize a full impairment of goodwill associated with its WildHealth reporting unit, which was sold during the second quarter of fiscal 2024.

Intangible Assets, Net

Patents

Legal costs incurred to establish patents are capitalized. When patents are issued, capitalized costs are amortized on the straight-line method over the related patent term. We review our patent portfolio on a periodic basis to determine whether events and circumstances would indicate impairment. In the event a patent is abandoned, the net book value of the patent is written off.

In connection with the Company’s review process in the fourth quarter of 2025, management completed a comprehensive review of the Company operations and decided to cease pursuit of a portion of its pending patents. As a result, the Company recorded a non-cash impairment charge of $2.1 million, which was classified as Impairment of intangibles and other assets in the consolidated statements of operations during the year ended December 31, 2025.

The changes in the carrying amount of intangible assets, net for the years ended December 31, 2025 and 2024 are as follows:

	December 31, 2025	December 31, 2024
	(In thousands)
Patents:
Gross carrying amount	$16,639	$17,609
Accumulated amortization	(3,230)	(2,539)
Net carrying amount	$13,409	$15,070
Weighted average amortization period	11.0 years	12.7 years

Amortization expense is recognized over the estimated useful life of the asset. Aggregate amortization expense for intangible assets and finance leases, net was $0.7 million, $12.0 million, and $22.2 million for the years ended December 31, 2025, 2024, and 2023, respectively.

As a result of the impairment test in 2024, the Company recognized a non-cash impairment charge of $35.2 million included in Impairment of intangibles and other assets in the consolidated statements of operations. The fair value was determined using a combination of income and market approach. This non-cash charge resulted in a full impairment of the following intangible assets acquired in connection with historical business combination transactions: developed technology in the amount of $23.7 million, customer relationships in the amount of $11.0 million and trademarks in the amount of $0.5 million.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the first quarter of 2024, the Company recognized a non-cash impairment charge related to WildHealth of $2.2 million included in Impairment of intangibles and other assets in the consolidated statements of operations.

During the year ended December 31, 2023, the Company recognized a non-cash impairment charge of $3.0 million included in Impairment of intangibles and other assets in the consolidated statements of operations related to developed technology associated with WildHealth.

As of December 31, 2025, estimated annual amortization expense for the next five years and thereafter is as follows:

Estimated Amortization Expense
(In thousands)
2026	$654
2027	618
2028	611
2029	595
2030	573
Thereafter	10,358
Total	$13,409

Note 6. Property and Equipment, Net

The following table presents the detail of property and equipment, net as of the dates presented:

	Useful Life	December 31,
	(Years)	2025	2024
		(In thousands)
Computer equipment and software	3 to 5	$133,858	$134,647
Internal-use software development costs	5	187,470	176,725
Finance lease right-of-use assets	2	—	62
Furniture, equipment and building improvements	The lesser of 5 or estimated useful life	333	234
Property and equipment, at cost		321,661	311,668
Less: accumulated depreciation and amortization		(231,272)	(211,111)
Total Property and equipment, net		$90,389	$100,557

There were no impairment charges related to property and equipment during the year ended December 31, 2025. The Company recorded non-cash impairment charges of $9.5 million and $5.0 million related to internal-use software development costs during the years ended December 31, 2024 and 2023, respectively. The impairment charges were included in Impairment of intangibles and other assets in the consolidated statements of operations for the years ended December 31, 2024 and 2023 and pertained to internal-use software that was discontinued and had no future economic benefit.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Expenditures for routine maintenance and repairs are charged to operating expense as incurred. Major renewals and improvements are capitalized and depreciated over their estimated useful lives. The following table presents total depreciation and amortization included in the consolidated statements of operations for the periods presented:

	Year ended December 31,
	2025	2024	2023
	(In thousands)
Cost of revenue	$5,377	$6,792	$8,072
Sales and marketing	2,423	3,138	3,103
General and administrative	235	247	453
Product development	13,940	20,133	20,929
Total depreciation and amortization	$21,975	$30,310	$32,557

Note 7. Accrued Expenses and Other Current Liabilities

The following table presents the detail of accrued expenses and other current liabilities as of the dates presented:

	December 31,
	2025	2024
	(In thousands)
Professional services and consulting and other vendor fees	$17,404	$30,302
Payroll and other employee-related costs	7,735	10,061
Warrants liability (Note 9)	2,999	17,498
Accrued interest	1,122	998
Restructuring (Note 12)	1,387	3,028
Sales commissions	1,787	2,207
Non-income tax	280	644
Other	5,986	1,844
Total accrued expenses and other current liabilities	$38,700	$66,582

Note 8. Senior Notes, Capped Call Transactions, Warrants and Preferred Stock

Convertible Senior Notes due 2024 and Capped Calls

In March 2019, the Company issued $230.0 million aggregate principal amount of its 0.750% Convertible Senior Notes due 2024 in a private placement. Interest on the 2024 Notes was payable semi-annually in arrears on March 1 and September 1 of each year.

On March 21, 2023, the Company entered into individual privately negotiated transactions (the “Note Repurchase Agreements”) with certain holders of its 2024 Notes, pursuant to which the Company agreed to pay an aggregate of $149.7 million in cash for the repurchase of $157.5 million in aggregate principal amount of the 2024 Notes (the “Note Repurchases”). During the year ended December 31, 2023, the Company recognized a $7.2 million gain, net of transaction costs of $0.5 million on debt extinguishment, which represented the difference between the carrying value and the fair value of the 2024 Notes just prior to the Note Repurchases, which was recorded in Gain on debt extinguishment in the consolidated statements of operations.

Upon completion of the Note Repurchases, the aggregate principal amount of the 2024 Notes was reduced by $157.5 million to $72.5 million and the carrying amount of the 2024 Notes reduced by $228.3 million to $72.0 million. A corresponding portion of the 2024 capped calls were terminated in connection following the Note Repurchases as required by their terms for minimal consideration.

The remaining 2024 Notes matured on March 1, 2024, on which date the Company repaid in full the outstanding $72.5 million in aggregate principal amount and the associated 2024 capped calls expired unexercised.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Senior Notes due 2026 and Capped Calls

In December 2020, the Company issued $517.5 million aggregate principal amount of its 2026 Notes in a private placement, of which $20.1 million aggregate principal amount was outstanding as of December 31, 2025 and are senior unsecured obligations of the Company. The 2026 Notes will mature on December 15, 2026, unless earlier repurchased or redeemed by the Company or converted pursuant to their terms. The total net proceeds from the offering of the 2026 Notes, after deducting debt issuance costs, was $505.3 million.

Each $1,000 in principal amount of the 2026 Notes is convertible into 0.8862 shares of the Company’s common stock, which is equivalent to a conversion price of $1,128.39 per share. The conversion rate is subject to adjustment upon the occurrence of certain specified events but will not be adjusted for any accrued and unpaid special interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its 2026 Notes in connection with such a corporate event. The 2026 Notes are not redeemable prior to the maturity date of the 2026 Notes and no sinking fund is provided for the 2026 Notes. The indenture governing the 2026 Notes contains events of default customary for convertible notes issued in connection with similar transactions. If the Company undergoes a “Fundamental Change” (as defined in the indenture governing the 2026 Notes) which includes a change of control or the failure of the Company’s common stock to be listed or quoted on any of The Nasdaq Global Select Market, The Nasdaq Global Market or the New York Stock Exchange, holders may require the Company to repurchase for cash all or any portion of their 2026 Notes in principal amounts of $1,000 or a multiple thereof at a Fundamental Change repurchase price equal to 100% of the principal amount of the 2026 Notes to be repurchased, plus accrued and unpaid special interest to, but excluding, the Fundamental Change repurchase date.

Holders of the 2026 Notes may convert their 2026 Notes at their option at any time prior to the close of business on the business day immediately preceding August 15, 2026, in multiples of $1,000 principal amount, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2021 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the 2026 Notes on each applicable trading day as determined by the Company; (2) during the five business day period after any five consecutive trading day period (the “2026 Notes measurement period”) in which the “trading price” (as defined in the indenture governing the 2026 Notes) per $1,000 principal amount of 2026 Notes for each trading day of the 2026 Notes measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate for the 2026 Notes on each such trading day; (3) with respect to any 2026 Notes that the Company calls for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after August 15, 2026, holders may convert all or any portion of their 2026 Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at the Company’s election.

During the year ended December 31, 2025, the conditions allowing holders of the 2026 Notes to convert were not met.

In connection with the offering of the 2026 Notes, the Company entered into privately-negotiated capped call option transactions with certain counterparties (the “2026 capped calls”). The 2026 capped calls each have a strike price of $1,128.39 per share, subject to certain adjustments, which corresponds to the conversion price of the 2026 Notes. The 2026 capped calls have initial cap prices of $1,583.70 per share, subject to certain adjustment events. The 2026 capped calls cover, subject to anti-dilution adjustments, approximately 0.11 million shares of common stock. The 2026 capped calls are generally intended to reduce or offset the potential dilution to the common stock upon any conversion of the 2026 Notes with such reduction or offset, as the case may be, subject to a cap based on the cap price. The 2026 capped calls expire on December 15, 2026, subject to earlier exercise. The 2026 capped calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event, a tender offer, and a nationalization, insolvency or delisting involving the Company. In addition, the 2026 capped calls are subject to certain specified additional disruption events that may give rise to a termination of the 2026 capped calls, including changes in law, failure to deliver, and hedging disruptions. The 2026 capped calls are recorded in stockholders’ equity and are not accounted for as derivatives. The net cost of $46.1 million incurred to purchase the 2026 capped calls was recorded as a reduction to additional paid-in capital in the accompanying consolidated balance sheets.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to a privately negotiated exchange and purchase agreement (the “Exchange and Purchase Agreement”), on June 3, 2024, the Company exchanged $146.0 million principal amount of the 2026 Notes then held by an investor for $100.0 million principal amount of new 2029 Notes, and the same investor purchased an additional $50.0 million principal amount of the 2029 Notes for cash. In connection with the exchange and purchase, the Company also issued the Warrants to the investor, and the investor agreed to purchase up to $50.0 million of additional 2029 Notes upon the Company’s request and subject to certain conditions (the “Delayed Draw Notes”). As a result of the exchange and purchase transactions, during the second quarter of 2024, the Company recognized a $68.1 million gain on debt extinguishment which represented the difference between the carrying value of the 2026 Notes so exchanged and the collective fair value of the 2029 Notes and the Warrants, net of the cash payment received from the investor. The extinguishment gain was recorded in Gain on debt extinguishment in the consolidated statements of operations in fiscal 2024, and a corresponding portion of capped calls were terminated following the exchange and purchase as required by their terms for minimal consideration.

On June 13, 2024, the Company repurchased $10.3 million principal amount of the 2026 Notes for $4.9 million in cash. As a result of the transaction, during the second quarter of 2024, the Company recognized a $5.0 million gain on debt extinguishment, which was recorded in Gain on debt extinguishment in the consolidated statements of operations. In addition, a corresponding portion of the 2026 capped calls were terminated following the repurchase as required by their terms for no consideration.

The 2026 Notes were classified as long-term liabilities in the consolidated balance sheets as of December 31, 2024. After the completion of the exchange and repurchase, the aggregate principal amount of the 2026 Notes was reduced to $361.2 million and the carrying amount of the 2026 Notes was reduced to $357.8 million. A corresponding portion of the 2026 capped calls were terminated in connection following the transactions as required by their terms for no consideration.

September 2025 Debt Exchange

On September 12, 2025 (the “Exchange Closing Date”), the Company consummated an exchange of the $341.1 million in aggregate principal amount of 2026 Notes held by certain former holders of the Company’s outstanding 2026 Notes (the “Noteholders”) for (i) an aggregate payment of $45.0 million in cash, (ii) $115.0 million in aggregate principal amount of the Company’s 10.0% Second Lien Senior Subordinated Secured Notes due 2029 (the “Second Lien Notes”), (iii) 3,555,596 shares of common stock and (iv) 26,551 shares of Series B Fixed Rate Convertible Perpetual Preferred Stock, par value $0.001 (the “Series B Preferred Stock”). On September 25, 2025, the Company issued an additional 143,192 shares of common stock to certain of the Noteholders, which shares were issued on a deferred basis due to a beneficial ownership limitation preventing such Noteholders from owning in excess of 9.90% of the outstanding common stock of the Company. In addition, a corresponding portion of the 2026 capped calls were terminated following the exchange as required by their terms for no consideration. This September 2025 Debt Exchange was accounted for as a Troubled Debt Restructuring (“TDR”) in accordance with ASC 470-60, Troubled Debt Restructuring by Debtors. The Company recognized a TDR gain of $27.7 million, which is presented as Gain on troubled debt restructuring in the consolidated statements of operations for the year ended December 31, 2025.

On the Exchange Closing Date, the principal amount of the exchanged 2026 Notes was $341.1 million with a discount of $1.7 million for a net carrying value of $339.4 million. The Company recognized the Second Lien Notes at a carrying value of $182.0 million. Under the TDR accounting treatment, the carrying value of the Second Lien Notes of $182.0 million was comprised of the total future undiscounted cash flows which included principal of $115.0 million, the maximum interest of $58.7 million as well as a redemption premium of $8.3 million. The redemption premium is related to the contingent redemption feature where the lenders can redeem the Second Lien Notes immediately prior to their maturity upon the occurrence of a Fundamental Change as defined in the indenture governing the Second Lien Notes at 105% of the principal plus accrued but unpaid interest as discussed further below. The Company assumes contingent future payments will have to be paid and those amounts shall be included in the total future cash payments. If, in future periods, the contingency is resolved so that a contingent payment does not have to be made, the Company will recognize a gain in the period when the contingency has been resolved. Subsequently, no interest expense on the Second Lien Notes will be recorded, as all future interest payments will reduce the carrying value of the restructured debt.

The unexchanged 2026 Notes, due December 15, 2026, are classified as Current portion of long-term debt in the consolidated balance sheets as of December 31, 2025. The aggregate principal amount of the unexchanged 2026 Notes was $20.1 million and the carrying amount of the unexchanged 2026 Notes was $20.0 million as of December 31, 2025. The remaining term over which the unexchanged 2026 Notes’ debt issuance costs will be amortized is 0.92 years at an effective interest rate of 0.40%.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Second Lien Senior Subordinated Secured Notes due 2029

On the Exchange Closing Date, the Company issued $115.0 million in aggregate principal amount of Second Lien Notes as part of the September 2025 Debt Exchange transaction. The Second Lien Notes accrue interest at a rate of 10.0% per annum. Prior to March 15, 2027, all of the interest on the Second Lien Notes is payable in-kind (“PIK”). On and after March 15, 2027 and until June 15, 2028, interest will be payable, at the Company’s option, in cash or in-kind or partially in cash and partially in-kind. On and after June 15, 2028, until the maturity of the Second Lien Notes, interest on the Second Lien Notes will be payable in cash, or at the Company’s option, up to 6.0% per annum in-kind. Unless earlier repurchased or redeemed by the Company, the Second Lien Notes will mature on December 15, 2029.

The Company may, at its option, redeem the Second Lien Notes, in whole or in part, prior to September 12, 2026 at a price equal to the sum of (i) 105% of the accrued and unpaid interest (including cash and PIK components thereof), (ii) 105% of the aggregate principal amount of the Second Lien Notes (including, without duplication of any amounts described in item (i), all increases to the principal amount as the result of previous payments of PIK interest) and (iii) the present value of the remaining future interest payments (including cash and PIK components thereof) through September 12, 2026, computed using a discount rate of T + 50 (such amount, the “Make Whole Amount”). On or after September 12, 2026, and prior to September 12, 2027, the Company may, at its option, redeem the Second Lien Notes, in whole or in part for an amount of cash equal to the sum of (i) 105% of the aggregate principal amount of the Second Lien Notes (including all increases to the principal amount as the result of previous payments of PIK interest) plus (ii) 105% of all accrued and unpaid interest (including, without duplication of any amounts described in item (i), cash and PIK components thereof). On or after September 12, 2027, and prior to September 12, 2028, the Company may, at its option, redeem the Second Lien Notes, in whole or in part for an amount of cash equal to the sum of (i) 102.5% of the aggregate principal amount of the Second Lien Notes (including all increases to the principal amount as the result of previous payments of PIK interest) plus (ii) 102.5% of all accrued and unpaid interest (including, without duplication of any amounts described in item (i), cash and PIK components thereof). From September 12, 2028 until maturity, the Company may, at its option, redeem the Second Lien Notes, in whole or in part for an amount of cash equal to the sum of (i) 100% of the aggregate principal amount of the Second Lien Notes (including all increases to the principal amount as the result of previous payments of PIK interest) plus (ii) 100% of all accrued and unpaid interest (including, without duplication of any amounts described in item (i), cash and PIK components thereof). No sinking fund is provided for the Second Lien Notes.

The Second Lien Notes are guaranteed on a senior subordinated basis by certain of the Company’s direct and indirect domestic and foreign subsidiaries and secured by second lien priority security interests in substantially all of the assets of the Company and such subsidiary guarantors, subject to customary exceptions. Pursuant to an intercreditor agreement, the Second Lien Notes are subordinated in right of payment and to collateral, in each case, to the 2029 Notes. The indenture governing the Second Lien Notes contains affirmative and negative covenants and events of default customary for senior secured notes issued in connection with similar transactions. The negative covenants include limitations on asset sales, the incurrence of debt, preferred stock and liens, fundamental changes, investments, dividends and other payment restrictions affecting subsidiaries, restricted payments and transactions with affiliates. Among other things, these covenants generally prohibit the payment of cash dividends on the Company’s common stock. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of the Second Lien Notes. In the event the Second Lien Notes are accelerated prior to September 12, 2028, the applicable acceleration premium set forth in the indenture governing the Second Lien Notes will become due. The indenture governing the Second Lien Notes permits the Company and its subsidiaries to incur, subject to certain requirements, up to (i) $150.0 million of debt that is junior in lien priority and subordinated in right of payment to the Second Lien Notes, and (ii) up to $20.1 million as exchange consideration for, or the proceeds of which are used to repay, the remaining $20.1 million aggregate principal amount of 2026 Notes, which debt may be in the form of additional Second Lien Notes. No embedded derivatives were bifurcated from the Second Lien Notes as the September 2025 Debt Exchange was accounted for as a troubled debt restructuring and the Company recognized a gain in connection with the issuance of the Second Lien Notes.

If the Company undergoes a “Fundamental Change” as defined in the indenture governing the Second Lien Notes, which includes a change of control or the failure of the Company’s common stock to be listed or quoted on any of The Nasdaq Global Select Market, The Nasdaq Global Market or the New York Stock Exchange, holders may require the Company to repurchase all or any portion of their Second Lien Notes at a repurchase price equal to (i) to the Make Whole Amount, if such Fundamental Change occurs prior to September 12, 2026, or (ii) the sum of (A) 105% of the aggregate principal amount of the Second Lien Notes (including all increases to the principal amount as the result of previous payments of PIK interest) plus (B) 105% of all accrued and unpaid interest, if such Fundamental Change occurs on or after September 12, 2026.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series B Preferred Stock

On the Exchange Closing Date, the Company filed a Certificate of Designation with respect to the Series B Preferred Stock (the “Series B Certificate of Designation”) with the Secretary of State of the State of Delaware and issued to the Noteholders an aggregate 26,551 shares of Series B Preferred Stock. Each share of Series B Preferred Stock had an initial stated value (“Stated Value”) of $1,000 per share, subject to adjustment for (i) any splits, combinations, or similar adjustment and (ii) accrued unpaid dividends. The Series B Preferred Stock did not have a stated maturity and were not subject to mandatory redemption or any sinking fund, and would have remained outstanding indefinitely unless earlier converted, repurchased or redeemed.

On October 2, 2025, the stockholders of the Company approved the Stock Increase Charter Amendment Proposal to increase the authorized common stock share capital of the Company from 13,333,333 shares to 20,000,000 shares. The Stock Increase Charter Amendment was filed with the Secretary of State of the State of Delaware on October 3, 2025. As a result, all of the outstanding shares of Series B Preferred Stock automatically converted pursuant to the terms of the Series B Certificate of Designation, and on October 7, 2025, an aggregate 1,547,840 shares of common stock were issued to holders of the Series B Preferred Stock.

First Lien Convertible Senior Notes due 2029

In June 2024, the Company issued $150.0 million aggregate principal amount of its 2029 Notes pursuant to the Exchange and Purchase Agreement including $100.0 million aggregate principal amount issued in exchange for $146.0 million aggregate principal amount of 2026 Notes and $50.0 million aggregate principal amount issued for cash. The Company paid third parties $7.6 million in connection with the transaction, which was capitalized as debt issuance costs. At the time of the exchange, the fair value of the 2029 Notes approximated $118.1 million, and the Company recognized a debt discount of $31.9 million.

In December 2024, the Company issued $50.0 million aggregate principal amount of its 2029 Notes, constituting the Delayed Draw Notes, for $50.0 million cash.

Unless earlier repurchased or redeemed by the Company or converted pursuant to their terms, the 2029 Notes will mature on the earlier of (a) June 15, 2029 and (b) 91 days before the maturity of the 2026 Notes, if greater than $60.0 million principal amount of 2026 Notes remains outstanding on such date. The amount payable by the Company if the 2029 Notes mature pursuant to clause (b) will be equal to 100% of the aggregate principal amount of the 2029 Notes, plus accrued and unpaid interest, plus the remaining future interest payments that would have been payable through June 15, 2029, discounted at a rate equal to the comparable treasury rate plus 50 basis points (the “Make-Whole Amount”).

From June 3, 2024, until the date of issuance of the Delayed Draw Notes, interest on the 2029 Notes accrued at a rate of 10.83% (consisting of 4.17% cash and 6.66% PIK) per annum. From the date of issuance of the Delayed Draw Notes and prior to December 15, 2026, interest on the 2029 Notes has increased and accrues at a rate of 11.375% (consisting of 4.375% cash and 7.00% PIK) per annum. On and after December 15, 2026, interest on the 2029 Notes will further increase and accrue at a rate of 13% (consisting of 5% cash and 8% PIK) per annum.

The Company may, at its option, redeem the 2029 Notes, in whole or in part, prior to June 15, 2025 at a price equal to the Make-Whole Amount. On or after June 15, 2025, and prior to June 15, 2026, the Company may, at its option, redeem the 2029 Notes, in whole or in part for an amount of cash equal to the sum of (i) 106.50% of the aggregate principal amount of the 2029 Notes (including all increases to the principal amount as the result of previous payments of PIK interest) plus (ii) 106.50% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest. On or after June 15, 2026, and prior to December 15, 2026, the Company may, at its option, redeem the 2029 Notes, in whole or in part for an amount of cash equal to the sum of (i) 103.25% of the aggregate principal amount of the 2029 Notes (including all increases to the principal amount as the result of previous payments of PIK interest) plus (ii) 103.25% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest. From December 15, 2026 until maturity, the Company may, at its option, redeem the 2029 Notes, in whole or in part for an amount of cash equal to the sum of (i) 113% of the aggregate principal amount of the 2029 Notes (including all increases to the principal amount as the result of previous payments of PIK interest) plus (ii) 113% of all accrued and unpaid PIK interest plus (iii) all accrued and unpaid cash interest. No sinking fund is provided for the 2029 Notes.

The 2029 Notes are guaranteed on a senior basis by certain of the Company’s direct and indirect domestic and foreign subsidiaries and secured by first priority security interests in substantially all of the assets of the Company and such subsidiary guarantors, subject to customary exceptions. The indenture governing the 2029 Notes contains affirmative and negative covenants and events of default customary for senior secured notes issued in connection with similar transactions. The negative covenants include limitations on asset sales, the incurrence of debt, preferred stock and liens, fundamental changes, investments, dividends and other payment restrictions affecting subsidiaries, restricted payments and transactions with affiliates. Among other things, these covenants generally prohibit the payment of cash dividends on the Company’s common stock. The Make-Whole Amount will be payable in the event of an acceleration of the 2029 Notes or repurchase triggered by certain asset sales. The indenture governing the 2029 Notes permits the Company and its subsidiaries to incur, subject to certain requirements, up to $150.0 million of debt that is junior in lien priority and subordinated in right of payment to the 2029 Notes. The indenture governing the 2029 Notes also includes a financial covenant that requires the Company at all times to maintain a minimum cash balance of $60.0 million (excluding proceeds of the 2029 Notes). Upon request of the investor, the indenture governing the 2029 Notes requires the Company to enter into a registration rights agreement with respect to the 2029 Notes containing customary terms including demand, shelf and piggyback registration rights. The Company was in compliance with its financial covenants as of December 31, 2025.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If the Company undergoes a “Fundamental Change” (as defined in the indenture governing the 2029 Notes), which includes a change of control or the failure of the Company’s common stock to be listed or quoted on any of The Nasdaq Global Select Market, The Nasdaq Global Market or the New York Stock Exchange, holders may require the Company to repurchase all or any portion of their 2029 Notes at a repurchase price equal to 100% of the aggregate principal amount of the 2029 Notes to be repurchased, plus accrued and unpaid interest, plus an amount equal to 66% of the remaining future interest payments (including PIK interest) that would have been payable through June 15, 2029, discounted at a rate equal to the comparable treasury rate plus 50 basis points.

Holders of the 2029 Notes may convert their 2029 Notes at their option at any time prior to the close of business on the business day immediately preceding February 15, 2029 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2024 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the 2029 Notes on each applicable trading day as determined by the Company; (2) during the five business day period after any five consecutive trading day period (the “2029 Notes measurement period”) in which the “trading price” (as defined in the indenture governing the 2029 Notes) per $1,000 principal amount of 2029 Notes for each trading day of the 2029 Notes measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the product of (x) the quotient of (i) the “conversion amount” (as defined in the Indenture) in respect of $1,000 principal amount of the 2029 Notes on such trading day divided by (ii) 1,000 times (y) the conversion rate for the 2029 Notes on each such trading day; (3) with respect to any 2029 Notes that the Company calls for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; (4) upon the occurrence of specified corporate events; or (5) during the period from August 17, 2026 through September 14, 2026, if the aggregate principal amount of 2026 Notes exceeds $60.0 million on August 16, 2026. On or after February 15, 2029, holders may convert all or any portion of their 2029 Notes at any time prior to the close of business on June 13, 2029, regardless of the foregoing circumstances. The 2029 Notes include certain embedded features requiring bifurcation, which did not have material values as of December 31, 2025 due to management’s estimates of the likelihood of triggering events, but that may have value in the future should those estimates change, with any change in fair value recorded in the Company’s consolidated statements of operations.

The 2029 Notes (including all accrued and unpaid interest) are convertible at the option of the holders at certain times into cash based on a daily conversion value calculated on a proportionate basis for each trading day in a 50 trading day observation period, corresponding to 0.8862 shares of the Company’s common stock per $1,000 principal amount of 2029 Notes. The Company is not required to deliver its common stock upon conversion under any circumstances. The conversion rate for the 2029 Notes is subject to adjustment if certain events occur and contains customary anti-dilution protections. During the three months ended December 31, 2025, the conditions allowing holders of the 2029 Notes to convert were not met.

The 2029 Notes, including the Delayed Draw Notes, are accounted for as a single liability, and the combined carrying amount is $189.8 million as of December 31, 2025, consisting of principal of $221.9 million, net of unamortized issuance costs of $6.1 million and debt discount of $26.0 million. The 2029 Notes were classified as long-term liabilities in the consolidated balance sheets as of December 31, 2025. The remaining term over which the 2029 Notes’ debt issuance costs will be amortized is 3.46 years at an effective interest rate of 19.13% for the 2029 Notes and 13.28% for the Delayed Draw Notes as of December 31, 2025. The 2029 Notes and the Delayed Draw Notes had an effective interest rate of 19.18% and 13.25%, respectively, as of December 31, 2024.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unamortized debt issuance costs incurred in connection with securing the Company’s financing arrangements are presented in the consolidated balance sheets as a direct deduction from the carrying amount of the outstanding borrowings, consistent with debt discounts. All deferred financing costs are amortized to interest expense. The net carrying amount of the liability component of the Notes as of December 31, 2025 and 2024 was as follows:

	December 31, 2025				December 31, 2024
	2026 Notes	2029 Notes	Second Lien Notes (1)	Total	2026 Notes	2029 Notes	Total
	(In thousands)				(In thousands)
Principal	$20,125	$221,877	$181,952	$423,954	$361,204	207,125	$568,329
Unamortized debt discount	—	(25,955)	—	(25,955)	—	(31,137)	(31,137)
Unamortized issuance costs	(73)	(6,142)	—	(6,215)	(2,757)	(7,365)	(10,122)
Total net carrying value	20,052	189,780	181,952	391,784	358,447	168,623	527,070
Less: Current portion of long-term debt	(20,052)	—	—	(20,052)	—	—	—
Carrying value of long-term debt, net	$—	$189,780	$181,952	$371,732	$358,447	$168,623	$527,070

(1)	Represents $115.0 million of outstanding principal amount of Second Lien Notes, plus the maximum interest of $58.7 million as well as a redemption premium of $8.3 million.

The following table sets forth the interest expense recognized related to the Notes:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Contractual interest expense	$23,916	$9,973	$839
Amortization of debt issuance costs	2,285	2,106	4,043
Amortization of debt discount	5,329	2,407	—
Total interest expense related to the Notes	$31,530	$14,486	$4,882

Warrants

On June 3, 2024, pursuant to the Exchange and Purchase Agreement, the Company issued to the investor 10-year warrants with a strike price of $11.25 per share, exercisable for 649,782 shares of the Company’s common stock and 10-year warrants with a strike price of $11.25 per share, exercisable with respect to a notional amount of 156,318 shares of the Company’s common stock for cash payments equal to the excess of “fair market value” (as defined therein) per share over the strike price, fully diluted subject to certain adjustments. In August 2025, Warrants with a notional amount of 200,000 shares were settled and a gain of $1.3 million related to the fair value adjustment on settlement date was recognized in Other income (expense), net in the consolidated statements of operations for the year ended December 31, 2025.

The cash-settled warrants will permit the Company, subject to certain conditions (including to the extent that the Company, following payment, would have “available cash” (as defined therein) of less than $100.0 million), to defer payment of the settlement amount at an annualized interest rate of 6.0%, compounded monthly. Warrants outstanding at the 10-year expiration will be exercised automatically (and in the case of the share-settled warrants, will be exercised on a cashless basis) if, immediately prior to the expiration, the fair market value per share is greater than the strike price.

The Warrants contain customary anti-dilution protections. The triggers for the anti-dilution adjustments include (a) subdivision, combination or reclassification of the outstanding shares of common stock into a greater or smaller number of shares, (b) certain below market issuances of common stock, (c) certain issuances of common stock at a price that is less than the strike price of the Warrant, (d) certain issuances of a dividend or distribution to all holders of common stock, (e) an above market tender offer or exchange offer by the Company for common stock. Pursuant to the anti-dilution terms of the Warrants, and giving effect to the settlement of Warrants with respect to a notional amount of 200,000 shares, the aggregate notional amount of the Warrants increased to 1,025,935 shares and the strike price was $6.92 as of December 31, 2025.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the event of a “Cash/Public Acquisition” (as defined therein), the Warrants may be automatically exercised, cash settled or expire, depending on the fair market value per share. The Warrants contain a beneficial ownership limitation on the investor’s ownership of the Company’s common stock, on a post-exercise basis (aggregating all securities convertible into or exercisable for the Company’s common stock), of 4.99%, subject to increase upon 61 days’ notice by the investor, but not to exceed 9.99%.

The Warrants were classified as current liabilities under ASC 480, Distinguishing Liabilities from Equity, in the Company’s consolidated balance sheets and recorded at fair value of $5.3 million at the issuance date with subsequent changes in fair value recorded in the Company’s consolidated statements of operations. As of December 31, 2025, the Warrants had a fair value of $3.0 million. A gain of $13.2 million and a loss of $12.2 million for the change in fair value were recorded in Other income (expense), net, in the Company’s consolidated statements of operations for the years ended December 31, 2025 and 2024, respectively.

Note 9. Fair Value Measurements

The Company measures its cash equivalents at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level. The following are the hierarchical levels of inputs to measure fair value:

●	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2: Inputs reflect: quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

●	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Financial Assets and Liabilities

The carrying amount of cash, accounts receivable, and accounts payable approximate their fair value due to their short-term nature. The Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy as of December 31, 2025 and 2024, are summarized as follows:

	December 31, 2025
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash equivalents - money market funds	$43,000	$—	$—	$43,000
Total assets	$43,000	$—	$—	$43,000
Liabilities:
Warrants liability	$—	$—	$2,999	$2,999
Total liabilities	$—	$—	$2,999	$2,999

	December 31, 2024
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Cash equivalents - money market funds	$105,772	$—	$—	$105,772
Total assets	$105,772	$—	$—	$105,772
Liabilities:
Warrants liability	$—	$—	$17,498	$17,498
Total liabilities	$—	$—	$17,498	$17,498

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available.

The Company’s money market funds are measured at fair value on a recurring basis based on quoted market prices in active markets and are classified as Level 1 within the fair value hierarchy. The Company’s Warrants liability was measured at fair value on a recurring basis and was classified as Level 3 within the fair value hierarchy. Significant changes in unobservable inputs could result in significantly lower or higher fair value measurements.

On a nonrecurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. Estimated fair values are Level 3 measures in the fair value hierarchy.

The estimated fair value of outstanding balances of the Notes as of the dates presented are as follows:

	Level of Hierarchy	Fair Value	Principal Balance	Unamortized Debt Discount	Unamortized Debt Issuance Costs	Net Carrying Value
		(In thousands)
December 31, 2025
2026 Notes	2	$8,175	$20,125	$—	$(73)	$20,052
2029 Notes	3	$200,601	$221,877	$(25,955)	$(6,142)	$189,780
Second Lien Notes	3	$61,497	$181,952	$—	$—	$181,952
December 31, 2024
2026 Notes	2	$164,348	$361,204	$—	$(2,757)	$358,447
2029 Notes	3	$180,360	$207,125	$(31,137)	$(7,365)	$168,623

Management determined the fair value of 2026 Notes by using Level 2 inputs based on observable market prices for the instrument and similar instruments. Management determined the fair value of the 2029 Notes as of December 31, 2025 by using Level 3 inputs, including the volatility of 15%, yield of 16%, risk-free rate of 3.59% and credit spread of 12.81%. Management determined the fair value of the Second Lien Notes as of December 31, 2025 by using Level 3 inputs, including volatility of 15.00%, yield of 30.00%, risk-free rate of 3.64% and credit spread of 24.60%. A change in those inputs to a different amount might result in a significantly higher or lower fair value measurement. Management determined the fair value of the 2029 Notes and Delayed Draw Notes as of December 31, 2024 by using Level 3 inputs, including the yield of 16%, risk-free rate of 4.35%, and credit spread of 11.42%.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The Company recorded the fair value of the Warrants upon issuance using the Black-Scholes valuation model and is required to revalue these Warrants at each reporting date with any changes in fair value recorded on the Company’s consolidated statements of operations. The valuation of the Warrants was classified as Level 3 within the fair value hierarchy and is influenced by the fair value of the underlying, or notional amount of, common stock of the Company. A summary of the Black-Scholes pricing model assumptions used to record the fair value of the Warrants as of December 31, 2025 and 2024 is as follows:

	December 31,
	2025	2024
Stock price	$3.87	$1.52
Risk free rate	4.05%	4.56%
Expected life (in years)	8.43	9.43
Expected volatility	85.00%	76.00%

Any significant changes in the inputs may result in significantly higher or lower fair value measurements. Refer to Note 8 – Senior Notes, Capped Call Transactions, Warrants and Preferred Stock for additional information.

The changes in fair value of the Level 3 Warrants as of the dates presented are as follows:

	December 31,
	2025	2024
	(In thousands)
Balance, beginning of year	$17,498	$—
Issuance of Warrants	—	5,266
Settlement of Warrants	(1,297)	—
Change in fair value of Warrants	(13,202)	12,232
Balance, end of year	$2,999	$17,498

Note 10. Commitments and Contingencies

Employee Benefit Plans

The Company has a 401(k) defined contribution plan covering all eligible employees. The Company’s 401(k) policy is a Safe Harbor Plan, whereby the Company matches 100% of the first 3% of eligible compensation and 50% of the next 2% of eligible compensation. The match is immediately vested. Salaries and related expenses include $1.9 million, $2.8 million, and $3.8 million of employer matching contributions for the years ended December 31, 2025, 2024, and 2023, respectively.

Letters of Credit

As of December 31, 2025, the Company had letters of credit totaling $0.5 million outstanding as a security deposit for the due performance by the Company of the terms and conditions of a supply contract.

Contractual obligations

The Company’s purchase obligations consist of agreements to purchase goods and services entered into in the ordinary course of business. The Company has purchase obligation agreements primarily relating to contracts with vendors in connection with Information Technology (“IT”) infrastructure and cloud computing services. In September 2025, the Company entered into a new three-year contract for $74.4 million in purchase commitments over a three-year term. Total purchase commitments remaining as of December 31, 2025 including those under this new contract are as follows: $25.5 million for 2026, $24.5 million for 2027, and $24.4 million for 2028.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Indemnifications

The Company enters into service and license agreements in its ordinary course of business. Pursuant to some of these agreements, the Company agrees to indemnify certain customers from and against certain types of claims and losses suffered or incurred by them as a result of using the Company’s products.

The Company also has agreements whereby its executive officers and directors are indemnified for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a directors and officers insurance policy that reduces its exposure and enables the Company to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. The Company has no liabilities recorded for these agreements as of December 31, 2025 and 2024.

Note 11. Stockholders’ Equity

Common Stock

On October 3, 2025, we amended our Restated Certificate of Incorporation to increase the number of outstanding shares of our common stock from 200 million to 300 million. Subsequently, on October 13, 2025, we effected a 1-for-15 Reverse Stock Split, which also resulted in a proportional reduction in the number of authorized shares of our common stock from 300,000,000 to 20,000,000.

As of December 31, 2025, there were 20,000,000 shares of common stock authorized, 12,223,729 shares issued, and 12,039,325 shares outstanding. As of December 31, 2024, there were 13,333,333 shares of common stock authorized, 6,263,782 shares issued, and 6,079,378 shares outstanding. The par value for the common stock is $0.001 per share.

Preferred Stock

As of December 31, 2025 and 2024, there were 5,000,000 shares of preferred stock authorized, and no shares were issued or outstanding. The par value for the preferred stock is $0.001 per share.

Stock-Based Compensation

The Company’s stock-based compensation generally includes stock options, RSUs, PRSUs, and purchases under the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”). Stock-based compensation expense related to RSUs is based on the market value of the underlying stock on the date of grant and the related expense is recognized ratably over the requisite service period. The stock-based compensation expense related to PRSUs is estimated at the grant date based on the expectation that performance goals will be achieved at the stated target level. The amount of compensation cost recognized depends on the relative satisfaction of the performance condition based on performance to date.

Stock Incentive Plans

The Company’s 2019 Stock Incentive Plan became effective on April 11, 2019. The 2019 Stock Incentive Plan, as amended and restated, allows the Company’s employees and directors to participate in the Company’s future performance through grants of stock-based awards of stock options and RSUs at the discretion of the board of directors. The number of shares authorized for issuance under the 2019 Stock Incentive Plan as of December 31, 2025 was 3,487,182 shares. Options to acquire common stock granted under the 2019 Stock Incentive Plan have four-year terms. As of December 31, 2025, 62,029 shares of common stock remained available for issuance (taking into account all stock option exercises and other equity award settlements through December 31, 2025).

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee Stock Purchase Plan

The number of shares authorized for issuance under the ESPP as of December 31, 2025 was 300,000 shares. As of December 31, 2025, 92,972 shares of common stock remained available for issuance under the ESPP (taking into account all share purchases through December 31, 2025).

Inducement Plan

There are 1,027,489 shares of common stock authorized and reserved for issuance under the Inducement Plan. As of December 31, 2025, 85,615 shares of common stock remained available for issuance under the Inducement Plan (taking into account all option exercises and other equity award settlements through December 31, 2025).

Stock Option Activity

The following table is a summary of the Company’s stock option activity and weighted average exercise prices for the years presented:

	Stock Option Activity		Weighted Average
	Options (In thousands)	Weighted Average Exercise Price	Remaining Contractual Term (In years)	Aggregate Intrinsic Value (In thousands)
Balance outstanding as of December 31, 2022	297	$363.75
Granted	1	170.55
Exercised	(4)	39.30
Cancelled or expired	(85)	340.35
Balance outstanding as of December 31, 2023	209	$340.20	4.84	$40
Options vested and expected to vest	25	$432.45	7.89	$—
Options exercisable as of December 31, 2023	176	$325.05	4.20	$40

Balance outstanding as of December 31, 2023	209	$340.20
Granted (1)	67	15.30
Cancelled or expired	(98)	329.40
Balance outstanding as of December 31, 2024	178	$343.95	3.95	$7
Options vested and expected to vest	45	$73.65	8.93	$290
Options exercisable as of December 31, 2024	106	$343.95	3.65	$7

Balance outstanding as of December 31, 2024	178	$343.95
Granted	27	16.20
Cancelled or expired	(27)	290.32
Balance outstanding as of December 31, 2025	178	$184.30	5.92	$—
Options vested and expected to vest	154	$210.00	5.47	$—
Options exercisable as of December 31, 2025	84	$370.98	2.91	$—

(1)	Represents an option to purchase 66,666 shares granted to John Sabino, the Company’s Chief Executive Officer, as a standalone grant, that will vest upon satisfaction of certain performance-based and time-based vesting conditions.

The total fair value of stock options exercised during the years ended December 31, 2025 and 2024 was immaterial. The total fair value of stock options exercised during the year ended December 31, 2023 was $3.4 million. As of December 31, 2025, there was $0.4 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of approximately 2.4 years.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The per share weighted average fair value of stock options granted during the years ended December 31, 2025, 2024 and 2023 was $12.00, $2.55, and $98.10, respectively. The fair value of each option grant is estimated on the date of grant, adjusted for estimated forfeitures, using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2025	2024	2023
Dividend yield	—%	—%	—%
Risk-free interest rate	3.74%	4.31%	3.60%
Expected life (in years)	4	10	5
Volatility	108.51%	67.10%	65.17%

A description of the methods used in the significant assumptions used to estimate the fair value of stock-based-based compensation awards follows:

●	Dividend yield – The Company uses 0% as it has never issued dividends and does not anticipate issuing dividends in the near term.

●	Risk-free interest rate – The Company uses the market yield on zero-coupon U.S. Treasury securities with maturities that approximate the expected life of stock options in years, with the exception of the 2024 grants, which had a 10-year life.

●	Expected life – The Company uses historical data to estimate the expected life of a stock option.

●	Volatility – The Company estimates expected volatility based on the historical volatility of its common stock over a period consistent with the expected life of the stock options.

Restricted Stock Unit and Performance-Vesting Restricted Stock Unit Activity

The following table is a summary of the Company’s RSUs and PRSUs activity and weighted average grant date fair value, for the years presented:

	Number of Shares	Weighted Average Grant Date Fair Value	Aggregate Fair Value
	(In thousands)	(Per share)	(In thousands)
Balance outstanding as of December 31, 2022	349	$381.30	$53,080
Awarded	288	66.15
Released	(180)	237.90
Forfeited	(119)	378.15
Non-vested and outstanding as of December 31, 2023	338	$187.95	$19,193

Balance outstanding as of December 31, 2023	338	$187.95	$19,193
Awarded	795	14.55
Released	(201)	142.35
Forfeited	(97)	217.35
Non-vested and outstanding as of December 31, 2024	835	$30.45	$14,578

Balance outstanding as of December 31, 2024	835	$30.45	$14,578
Awarded	750	12.17
Released	(592)	26.01
Forfeited	(210)	29.24
Non-vested and outstanding as of December 31, 2025	783	$15.45	$3,028
Expected to vest	617	$14.98	$2,387

RSUs granted to employees generally vest over a 1 to 4-year period, or upon achievement of certain performance conditions. As of December 31, 2025, total unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested RSUs was $7.8 million and the weighted-average remaining vesting period was 1.1 years.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PRSUs granted are generally subject to both a service-based vesting condition and a performance-based vesting condition. PRSUs will vest upon the achievement of specified performance targets and subject to continued service through the applicable vesting dates. The associated compensation cost is recognized over the requisite service period when it is probable that the performance condition will be satisfied. There were no PRSU grants in 2025 and 2024. PRSUs granted in 2023 were immaterial. During the year ended December 31, 2025, the outstanding PRSUs vested but the related shares have not been distributed as of December 31, 2025.

Total stock-based compensation costs included in the consolidated statements of operations for the periods presented are as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Cost of revenue	$583	$1,080	$1,456
Sales and marketing	3,698	7,394	10,354
General and administrative	5,963	6,789	(5,706)
Product development	4,012	6,726	5,750
Total	$14,256	$21,989	$11,854

Note 12. Restructuring

LivePerson has undertaken several restructuring initiatives to realign the Company’s cost structure with its current business model, a changing competitive environment and changes in the Company’s commercial performance. In September 2025, the Company initiated a new restructuring plan (the “2025 Restructuring Plan”) to reduce cash expenditures to align with the Company’s current commercial performance, resulting in a charge of $11.7 million for the year ended December 31, 2025. The Company recognized restructuring costs of $11.1 million and $22.7 million during the years ended December 31, 2024 and 2023, respectively. Such costs primarily include severance and other compensation costs and are recorded in Restructuring costs in the consolidated statements of operations. The 2024 and 2025 restructuring activities were considered to be substantially completed in their respective years.

The following table presents the detail of the liability for the Company’s restructuring costs, which is included in Accrued expenses and other current liabilities in the consolidated balance sheets as of December 31, 2025 and 2024:

	December 31,
	2025	2024
	(In thousands)
Balance, beginning of year	$3,028	$2,076
Severance and other associated costs	11,667	12,356
IT contract termination reversals, net	—	(1,217)
Cash payments	(13,308)	(10,187)
Balance, end of year	$1,387	$3,028

The following table presents the detail of expenses for the Company’s restructuring costs for the periods presented:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Severance and other associated costs	$11,667	$12,356	$16,920
IT contract termination (reversals) costs, net	—	(1,217)	5,744
Total restructuring costs	$11,667	$11,139	$22,664

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Legal Matters

Stockholder Litigation

In December 2023, a putative stockholder class action entitled Damri v. LivePerson, Inc., No. 1:23-cv-10517, was filed under the federal securities laws against the Company, its former Chief Executive Officer, and its Chief Financial Officer in the United States District Court for the Southern District of New York. The complaint alleges that the Company’s Form 10-Q filings and forecasts for the first, second, and third quarters of fiscal year 2022 were false and misleading in violation of Section 10(b) of the Securities Exchange Act of 1934, based on the Company’s later disclosures and report on Form 10-K on March 16, 2023. In May 2024, the plaintiff filed an amended complaint. The Company moved to dismiss the amended complaint in August 2024, and in March 2025, the court granted the Company’s motion and dismissed the action with prejudice. In April 2025, the plaintiff appealed the decision to the United States Court of Appeals for the Second Circuit and in March 2026, the dismissal was affirmed but the case was remanded to the district court with leave for the plaintiff to try to replead his complaint. A parallel litigation on behalf of stockholders who purchased their shares on the Tel Aviv Stock Exchange, entitled Weissbrod v. LivePerson, Inc., is pending in the Tel Aviv District Court in Israel, but has been stayed pending further developments in the Damri case.

In January 2024, a purported derivative action entitled Marti v. LoCascio, No. 1:24-cv-00598, was filed in the United States District Court for the Southern District of New York by a purported stockholder of the Company against the Company’s former Chief Executive Officer, its Chief Financial Officer, members of the current Board of Directors and several former Directors. The Marti litigation claims that the Company itself was harmed by the same acts and omissions underlying the Damri federal securities lawsuit and seeks to recover unspecified losses on behalf of the Company. Between June and September 2024, four other purported derivative actions were filed by purported stockholders of the Company against the Company’s former Chief Executive Officer, its Chief Financial Officer, members of the current Board of Directors and several former Directors. These four purported derivative actions, similar to the Marti litigation, claim that the Company itself was harmed by the same acts and omissions underlying the Damri federal securities lawsuit, and seek to recover unspecified losses on behalf of the Company. The four actions are entitled: (i) Steffens v. Block, No. 1:24-cv-04481, filed in the United States District Court for the Southern District of New York; (ii) Ravi v. LoCascio, Index No. 653498/2024, filed in the Supreme Court of the State of New York, New York County; (iii) Morales v. LoCascio, No. 1:24-cv-05297, filed in the United States District Court for the Southern District of New York; and (iv) Perkins v. LoCascio, Index No. 654992/2024, filed in the Supreme Court of the State of New York, New York County. The Marti, Steffens and Morales cases are stayed, and the Perkins case is in abeyance, pending further developments in the Damri case.

In February 2024, Starboard Value LP and several of its related entities and investment funds filed a lawsuit against the Company, its former Chief Executive Officer, and its Chief Financial Officer entitled Starboard Value LP v. LivePerson, Inc., No. 2024-0103, in the Court of Chancery of the State of Delaware. The complaint alleged common law fraud, fraudulent inducement and negligent misrepresentation in connection with an alleged scheme to induce Starboard to settle its 2022 proxy contest against the Company and, as stated in the complaint, involved previous Starboard allegations of misrepresentations in the Company’s public disclosures that the Company previously informed Starboard were found to be unsubstantiated following an independent investigation. Starboard sought damages for its trading losses and purported lost anticipated profits. The defendants filed an answer denying the substantive allegations of the complaint, the parties engaged in discovery, and in July 2025, the litigation was settled. The settlement did not have an impact on the Company’s consolidated statements of operations, as the cost was covered by insurance.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COVID-Related Matters

As has been widely reported, there is heightened scrutiny by the federal government across many programs related to global novel coronavirus disease (“COVID-19”) that were introduced during the COVID-19 pandemic. The Company previously provided products and services related to COVID-19 testing and accompanying software. Those products and services have been the subject of inquiry and review by Medicare, the Department of Justice and the U.S. Food and Drug Administration.

The Company has discontinued all products and services related to COVID-19, and has responded to and intends to continue to cooperate with governmental inquiries related to its previous engagement in COVID-19 related product and service offerings.

Other Legal, Administrative, Governmental and Regulatory Matters

From time to time, the Company is or may be subject to or involved in legal, administrative, governmental and/or regulatory proceedings, inquiries and investigations as well as actual or threatened litigation, claims and/or demands (each an “Action” and collectively “Actions”). These have included and may include (without limitation) Actions brought by or against the Company, its affiliates, subsidiaries, directors and/or officers with respect to intellectual property, contracts, financial, commercial, employment, legal, compliance, privacy, data security, regulatory and/or other matters related to the Company’s business, as well as Actions brought against the Company’s customers for which the Company has a contractual indemnification obligation.

Regardless of the outcome, Actions can have an adverse impact on the Company because of defense and/or settlement costs, diversion of management resources, reputational risks and other factors.

Accruals

The Company accrues for certain contingencies when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated and discloses certain contingencies for which no accrual has been made as appropriate and in compliance with ASC 450, Contingencies. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. The accruals or estimates, if any, resulting from the foregoing analysis, are reviewed at least quarterly and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14. Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are expected to become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The Company includes interest accrued on the underpayment of income taxes and certain interest expense and penalties, if any, related to unrecognized tax benefits as a component of the income tax provision. The Company recorded a valuation allowance against its U.S., e-bot7 Germany, and Bulgaria deferred tax assets as it considered its cumulative losses in recent years as a significant piece of negative evidence. Since valuation allowances are evaluated by jurisdiction, the Company believes that the deferred tax assets related to LivePerson Australia Pty. Ltd., Engage Pty. Ltd., LivePerson (UK) Ltd., LivePerson Japan, and LivePerson Ltd. (Israel) are more likely than not to be realized as these jurisdictions have positive cumulative pre-tax book income after adjusting for permanent and one-time items.

The One Big Beautiful Bill Act (“OBBBA”) was signed into law on July 4, 2025, and makes changes to the deductibility of certain business expenditures including interest expense, research and development expenditures, and property and equipment, and makes changes to elements of U.S. cross-border taxation. The Company implemented the changes enacted under OBBBA. OBBBA impacted the Company’s deferred tax assets as of July 4, 2025, the date of enactment, via the reversal of $32.0 million of deferred tax assets resulting from capitalized research expenses incurred through December 31, 2024. The reversal is reflected on the Company’s annual financial statements as of and for the year ended December 31, 2025.

The Company had a valuation allowance on certain deferred tax assets for the years ended December 31, 2025, 2024, and 2023 of $243.2 million, $234.6 million, and $211.2 million, respectively. For the years ended December 31, 2025 and 2024, increases in the valuation allowance of $8.6 million and $23.4 million, respectively, were recorded as an expense.

As of December 31, 2025, the Company had $646.0 million of federal NOL carryforwards available to offset future taxable income. Included in this amount is $49.4 million of federal NOL carryovers from the Company’s acquisition of Tenfold in 2021 and $64.9 million of federal NOL carryovers from the Company’s acquisition of VoiceBase in 2021. Of these federal NOL carryforwards, $67.7 million were generated in taxable years ending on or before December 31, 2017 and will expire in various years through 2037. Federal NOL carryforwards generated in taxable years ending after December 31, 2017, do not expire, but generally may only offset up to 80% of federal taxable income earned in a taxable year.

Section 382 of the Internal Revenue Code (“IRC Section 382”) limits a corporation’s ability to utilize NOL and tax credit carryforwards following an ownership change, as defined under IRC Section 382. The Company experienced an ownership change effective September 12, 2025. As a result, utilization of the Company’s federal NOL carryforwards is subject to an annual limitation of approximately $3.3 million.

On January 22, 2024, the Company entered into a Tax Benefits Preservation Plan designed to reduce the risk of substantial impairment to its NOLs that could result from an “ownership change” within the meaning of Section 382 of the Code. The Tax Benefits Preservation Plan creates a disincentive for any person or group of affiliated or associated persons to acquire 4.9% or more of the Company’s outstanding common stock (any such person or group, an “Acquiring Person”), or to further accumulate shares of the Company’s outstanding common stock if such person or group of person already owns 4.9% or more of the Company’s outstanding common stock, without the approval of the Company’s Board, unless and until the Board determines that the Tax Benefits Preservation Plan is no longer necessary or desirable for preservation of the Company’s NOLs.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection therewith, on January 22, 2024, the Board authorized a dividend of one right (a “Right”) for each outstanding share of common stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $18.00, subject to certain adjustments. The Rights will separate from the common stock and become exercisable and separately transferable at the close of business on the date that is the tenth (10th) business day after the earlier of (i) the date on which on which a press release is issued or other public announcement is made indicating that a person or group of affiliated or associated persons has become an Acquiring Person and (ii) the date on which a tender offer or exchange offer is commenced that, upon consummation, would result in a person or group of affiliated or associated persons becoming an Acquiring Person. If issued and not redeemed by the Company, each holder of a Right (other than the Acquiring Person, the Rights of which shall become null and void) will, upon exercise, be entitled to purchase shares of the Company’s common stock having a then-current market value equal to two times the exercise price of the Right. However, prior to exercise, a Right does not give its holder any rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The domestic and foreign components of loss before provision for income taxes consist of the following:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
United States	$(59,467)	$(125,764)	$(95,773)
Israel	375	(42)	1,074
United Kingdom	1,099	1,681	1,481
Netherlands	641	725	2,030
Australia	446	662	(412)
Germany	(8,282)	(10,246)	(5,453)
Other (1)	1,407	1,446	781
Total	$(63,781)	$(131,538)	$(96,272)

(1)	Includes Bulgaria, Canada, France, India, Italy, Japan, , Mexico, Poland, Singapore and Spain.

No additional provision has been made for U.S. income taxes on the undistributed earnings of its wholly-owned Israeli subsidiary, LivePerson Ltd., as such earnings have been taxed in the U.S. A provision for the undistributed earnings of the Company’s other foreign subsidiaries has not been provided because the Company intends to indefinitely reinvest such earnings outside of the U.S., though if these foreign earnings were to be repatriated in the future the related U.S. tax liability would be immaterial through December 31, 2025.

The provision for income taxes consists of the following:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Current income taxes:
U.S. Federal	$—	$—	$—
State and local	998	366	239
Foreign	1,832	1,746	2,878
Total current income taxes	2,830	2,112	3,117

Deferred income taxes:
U.S. Federal	166	72	651
State and local	491	532	488
Foreign	(35)	19	(93)
Total deferred income taxes	622	623	1,046
Total provision for income taxes	$3,452	$2,735	$4,163

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As further described in Note 1 - Description of Business and Summary of Significant Accounting Policies, the Company has elected to prospectively adopt the guidance in ASU 2023-09. The following table is a reconciliation of the U.S. federal statutory rate of 21% to the Company’s effective rate for the year ended December 31, 2025 in accordance with the guidance in ASU 2023-09:

	Year ended December 31, 2025
	Amount	Percent
	(In thousands)
Loss before provision for income taxes	$(63,781)

Income tax benefit at U.S. federal statutory rate	(13,394)	21.00%
State and local income taxes (net of federal income tax effect) (1)	1,702	(2.67)%
Foreign tax effects:
Germany
Goodwill impairment	2,513	(3.94)%
Rate differential	(993)	1.56%
Other	218	(0.34)%
Other foreign countries	282	(0.44)%
Effect of cross-border taxes laws	79	(0.12)%
Changes in valuation allowances	5,905	(9.26)%

Nontaxable or nondeductible items:
Goodwill impairment	7,053	(11.06)%
Stock-based compensation - excess tax benefit / (tax deficiency)	1,856	(2.91)%
Warrant revaluation	(3,045)	4.77%
Other nontaxable or nondeductible items	681	(1.07)%

Change in unrecognized tax benefits:	683	(1.07)%
Other adjustments
Other items	(88)	0.14%
Total income tax expense and effective rate	$3,452	(5.41)%

(1)	State taxes in California make up the majority (greater than 50%) of the tax effect in this category in 2025.

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The difference between the total income taxes computed at the federal statutory rate and the provision for income taxes consists of the following:

	December 31,
	2024	2023
Federal statutory rate	21.00%	21.00%
State taxes, net of federal benefit	3.16%	3.94%
Non-deductible expenses – stock-based compensation	(0.14)%	(0.55)%
Non-deductible expenses – earn-out	—%	5.50%
Non-deductible excess compensation	(0.14)%	(0.04)%
Foreign taxes	(0.53)%	(0.94)%
Valuation allowance	(18.19)%	(24.40)%
Stock based compensation – excess tax benefit / (tax deficiency)	(5.00)%	(7.00)%
Goodwill impairment	(7.96)%	(2.59)%
Sale of subsidiary	7.18%	1.69%
Debt restructuring	(1.83)%	—%
Other	0.37%	(0.93)%
Total provision	(2.08)%	(4.32)%

The amounts of income tax related taxes paid, net of refunds received, were as follows:

Year ended December 31, 2025
(In thousands)
State	$55

Foreign:
United Kingdom	490
Germany	438
India	309
Poland	240
Israel	176
Netherlands	(637)
All other	95
Total foreign	1,111
Income taxes, net of amounts refunded	1,166
Other taxes	41
Total taxes paid, net of refunds	$1,207

LIVEPERSON, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of temporary differences and federal NOL carryforwards that give rise to significant portions of federal deferred tax assets and deferred tax liabilities as of the dates presented:

	December 31,
	2025	2024
	(In thousands)
Deferred tax assets, net:
Net operating loss carryforwards	$173,899	$172,923
R&D tax credit	1,757	1,757
Original issue discount	25,502	7,330
Interest	13,811	7,544
Operating lease liabilities	(12)	(1)
Accounts payable and accrued expenses	4,622	4,266
Non-cash compensation	6,952	7,617
Intangibles amortization	2,978	3,170
R&D capitalization	32,732	58,237
Allowance for credit loss	843	2,067
Total deferred tax assets	263,084	264,910
Less valuation allowance	(243,240)	(234,620)
Deferred tax assets, net	19,844	30,290
Deferred tax liabilities:
Property and equipment	(9,929)	(12,337)
Goodwill amortization and contingent earn-out adjustments	(9,607)	(9,048)
Outside basis difference in subsidiary stock	—	(8,040)
Operating lease right-of-use assets	7	4
Total deferred tax liabilities	(19,529)	(29,421)
Net deferred tax assets	$315	$869

The Company has U.S. federal, Australian, and German NOLs of $646.0 million, $0.2 million, and $30.8 million, respectively. The Australian and German NOLs can be carried forward indefinitely. For the federal NOLs, $578.3 million can be carried forward indefinitely, $67.7 million will expire between 2030 and 2037. The Company has $522.9 million of state NOLs, of which $133.6 million can be carried forward indefinitely and $389.2 million will expire between 2026 and 2045.

ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with other provisions contained within this guidance. This topic prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by the taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate audit settlement. The Company had unrecognized tax benefits of $3.8 million and $3.5 million as of December 31, 2025 and 2024, respectively, that would affect the effective tax rate if recognized. Accrued interest and penalties included in the Company’s liability related to unrecognized tax benefits and recorded in Accrued expenses and other current liabilities was $1.2 million and $0.7 million as of December 31, 2025 and 2024, respectively. There are no unrecognized tax benefits expected to reverse in the next twelve months and impact the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2025	2024	2023
	(In thousands)
Unrecognized tax benefits balance, beginning of year	$3,536	$3,061	$2,721
Gross increase for tax positions of prior years	—	204	—
Gross increase for tax positions of current year	286	271	340
Unrecognized tax benefits, end of year	$3,822	$3,536	$3,061

The tax years subject to examination by major tax jurisdictions include the years 2020 and forward for U.S. states and cities, the years 2021 and forward for U.S. Federal, and the years 2019 and forward for certain foreign jurisdictions.